ANNEX I


















                    AMENDED AND RESTATED AGREEMENT OF
                          LIMITED PARTNERSHIP OF
                       SHOPCO REGIONAL MALLS, L.P.











                       Dated as of October 6, 1988



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                            TABLE OF CONTENTS

                                                                     Page

SECTION I      General Provisions . . . . . . . . . . . . . . . . . .   I-5
     1.01.     Continuation of the Partnership  . . . . . . . . . . .   I-5
     1.02.     Name and Office of the Partnership   . . . . . . . . .   I-6
     1.03.     Purpose of the Partnership   . . . . . . . . . . . . .   I-6
     1.04.     Term of the Partnership  . . . . . . . . . . . . . . .   I-6
     1.05.     Partners   . . . . . . . . . . . . . . . . . . . . . .   I-6

SECTION II     Capital. . . . . . . . . . . . . . . . . . . . . . . .   I-7
     2.01.     General Partner and Assignor Limited Partner.  . . . .   I-7
     2.02.     Contributions of the Assignor Limited Partner.   . . .   I-7
     2.03.     Partnership Capital  . . . . . . . . . . . . . . . . .   I-8
     2.04.     Execution of the Depositary Agreement  . . . . . . . .   I-9
     2.05.     No Fractional Interests and Units  . . . . . . . . . .   I-9
     2.06.     Splits and Combinations  . . . . . . . . . . . . . . .   I-9
     2.07.     Additional Issuances of Interests or Units   . . . . .   I-11

SECTION III    Capital Accounts . . . . . . . . . . . . . . . . . . .   I-11
     3.01.     Capital Account Calculation  . . . . . . . . . . . . .   I-11
     3.02.     Special Provisions   . . . . . . . . . . . . . . . . .   I-12
     3.03.     Transfers  . . . . . . . . . . . . . . . . . . . . . .   I-13
     3.04.     Timing   . . . . . . . . . . . . . . . . . . . . . . .   I-13
     3.05.     Allocations and Distributions Among Unit Holders;
                 Status of Unit Holders . . . . . . . . . . . . . . .   I-13
     3.06.     Admissions and Transfers; Allocations and
                 Distributions  . . . . . . . . . . . . . . . . . . .   I-13

SECTION IV     Allocation of Income and Losses, Gains and Losses. . .   I-15
     4.01.     Operations   . . . . . . . . . . . . . . . . . . . . .   I-15
     4.02.     Capital Transactions.  . . . . . . . . . . . . . . . .   I-15
     4.03.     Dissolution  . . . . . . . . . . . . . . . . . . . . .   I-16
     4.04.     Minimum Gain Limitation  . . . . . . . . . . . . . . .   I-18
     4.05.     Amendments to Allocations  . . . . . . . . . . . . . .   I-18
     4.06.     General Partner Deficit Restoration  . . . . . . . . .   I-19
     4.07.     Allocations on Account of Optional Loans   . . . . . .   I-19
     4.08.     Minimum Gain Chargeback  . . . . . . . . . . . . . . .   I-19
     4.09.     Qualified Income Offset  . . . . . . . . . . . . . . .   I-20
     4.10.     Termination  . . . . . . . . . . . . . . . . . . . . .   I-20

SECTION V      Distributions  . . . . . . . . . . . . . . . . . . . .   I-20
     5.01.     Operations . . . . . . . . . . . . . . . . . . . . . .   I-20
     5.02.     Capital Transactions   . . . . . . . . . . . . . . . .   I-21
     5.03.     Dissolution  . . . . . . . . . . . . . . . . . . . . .   I-21
     5.04.     Working Capital Reserve  . . . . . . . . . . . . . . .   I-21
     5.05.     Miscellaneous  . . . . . . . . . . . . . . . . . . . .   I-22
     5.06.     Rules Governing Distributions Generally  . . . . . . .   I-22
     5.07.     Special Distribution to Unit Holders   . . . . . . . .   I-22

SECTION VI     Management . . . . . . . . . . . . . . . . . . . . . .   I-23
     6.01.     Management of the Partnership  . . . . . . . . . . . .   I-23

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     6.02.     Loans by the General Partner to the Partnership.   . .   I-29
     6.03.     Services of the General Partner; Other Interests of
                 Partners and Unit Holders; Fiduciary Duty.   . . . .   I-30
     6.04.     Liability of the General Partner; Indemnification.   .   I-30
     6.05.     Limitations on and Voting Rights of Limited Partners
                 and Unit Holders   . . . . . . . . . . . . . . . . .   I-32
     6.06.     Liability of Limited Partners and Unit Holders.  . . .   I-32
     6.07.     Withdrawal or Removal of the General Partner.  . . . .   I-33
     6.08.     Certain Fees and Expenses  . . . . . . . . . . . . . .   I-36
     6.09.     Code Elections   . . . . . . . . . . . . . . . . . . .   I-37
     6.10.     Net Worth of the General Partner   . . . . . . . . . .   I-37
     6.11.     Sale or Lease of Malls   . . . . . . . . . . . . . . .   I-38
     6.12.     Meetings   . . . . . . . . . . . . . . . . . . . . . .   I-38
     6.13.     Notice   . . . . . . . . . . . . . . . . . . . . . . .   I-39
     6.14.     Record Date  . . . . . . . . . . . . . . . . . . . . .   I-39
     6.15.     Front-end Fees   . . . . . . . . . . . . . . . . . . .   I-40

SECTION VII    Assignment of Assignor's Limited Partnership
                 Interests to Unit Holders and Rights
                 of Unit Holders  . . . . . . . . . . . . . . . . . .   I-40
     7.01.     Assignment of Interests: Timing, Procedures, Rights,
                 Liabilities, and Fiduciary Duty  . . . . . . . . . .   I-40
     7.02.     Rights and Obligations of Unit Holders to Become
                 Limited Partners   . . . . . . . . . . . . . . . . .   I-42
     7.03.     Transfer of Units  . . . . . . . . . . . . . . . . . .   I-43
     7.04.     Deferral of Registration of Transfers of Interests
                 or Units to Avoid Termination of the Partnership.  .   I-44
     7.05.     Transfer Fee.  . . . . . . . . . . . . . . . . . . . .   I-44
     7.06.     Replacement of the Assignor Limited Partner.   . . . .   I-44

SECTION VIII   Books, Records and Bank Accounts . . . . . . . . . . .   I-45
     8.01.     Fiscal Year  . . . . . . . . . . . . . . . . . . . . .   I-45
     8.02.     Records of Partnership Transactions  . . . . . . . . .   I-45
     8.03.     Access to Partnership Records  . . . . . . . . . . . .   I-45
     8.04.     Method of Accounting; Preparation of Tax Returns   . .   I-46
     8.05.     Reports on Partnership's Business  . . . . . . . . . .   I-46
     8.06.     Report on Form 10-Q  . . . . . . . . . . . . . . . . .   I-46
     8.07.     Annual Financial Reports   . . . . . . . . . . . . . .   I-46
     8.08.     Bank Accounts; Temporary Investments   . . . . . . . .   I-47
     8.09.     Tax Matters Partner  . . . . . . . . . . . . . . . . .   I-47
     8.10.     Reports to Administrators  . . . . . . . . . . . . . .   I-48
     8.11.     Modifications to Reporting Requirements  . . . . . . .   I-48

SECTION IX     Transfers of Interests . . . . . . . . . . . . . . . .   I-48
     9.01.     Restrictions on Transfer or Assignment of Interests  .   I-48
     9.02.     Substituted Limited Partners   . . . . . . . . . . . .   I-50
     9.03.     Recognition of Transfer  . . . . . . . . . . . . . . .   I-50
     9.04.     Treatment of a Substituted Limited Partner as a
                 Limited Partner  . . . . . . . . . . . . . . . . . .   I-51
     9.05.     Withdrawal, Bankruptcy or Incapacity of a Limited
                 Partner  . . . . . . . . . . . . . . . . . . . . . .   I-51
     9.06.     Assignment of  Units   . . . . . . . . . . . . . . . .   I-52
     9.07.     Transfers in Violation of Section  . . . . . . . . . .   I-52


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SECTION X      Dissolution and Termination  . . . . . . . . . . . . .   I-52
     10.01.    No Dissolution   . . . . . . . . . . . . . . . . . . .   I-52
     10.02.    Events of Dissolution  . . . . . . . . . . . . . . . .   I-52
     10.03.    Distributions Upon Dissolution and Liquidation   . . .   I-54

SECTION XI     Certain Definitions. . . . . . . . . . . . . . . . . .   I-54

SECTION XII    Miscellaneous  . . . . . . . . . . . . . . . . . . . .   I-61
     12.01.    Notices  . . . . . . . . . . . . . . . . . . . . . . .   I-61
     12.02.    Successors and Assigns   . . . . . . . . . . . . . . .   I-61
     12.03.    Power of Attorney  . . . . . . . . . . . . . . . . . .   I-62
     12.04.    Amendments   . . . . . . . . . . . . . . . . . . . . .   I-63
     12.05.    No Waiver  . . . . . . . . . . . . . . . . . . . . . .   I-64
     12.06.    Entire Agreement   . . . . . . . . . . . . . . . . . .   I-64
     12.07.    Captions   . . . . . . . . . . . . . . . . . . . . . .   I-64
     12.08.    Counterparts   . . . . . . . . . . . . . . . . . . . .   I-65
     12.09.    Foreign Limited Partners or Unit Holders   . . . . . .   I-65
     12.10.    Applicable Law   . . . . . . . . . . . . . . . . . . .   I-65
     12.11.    Severability   . . . . . . . . . . . . . . . . . . . .   I-65


Schedule A -   Names, Address and Capital Contributions
               of the General Partner, the Assignor
               Limited Partner and the Limited Partners






























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                    AMENDED AND RESTATED AGREEMENT OF
                          LIMITED PARTNERSHIP OF
                       SHOPCO REGIONAL MALLS, L.P.


                 This Amended And Restated Agreement Of Limited Partnership, dated as of the 6th day of October, 1988 (the "Agreement"), by and among Shearson Regional Malls, Inc., a Delaware corporation having an address at c/o Shearson Lehman Hutton Inc., American Express Tower, 12th Floor, World Financial Center, New York, New York 10285, as the general partner (the "General Partner") and Shearson Regional Malls Depositary Corp., a Delaware corporation, having an address at c/o Shearson Lehman Hutton Inc., American Express Tower, 12th Floor, World Financial Center, New York, New York 10285, as the assignor limited partner (the "Assignor Limited Partner") (the Assignor Limited Partner, the General Partner and those Persons Admitted to the Partnership as additional or substitute Limited Partners pursuant to Section 2.07, 7.02 or 9 are hereinafter sometimes collectively referred to as the "Partners").


                             R E C I T A L S

                 Whereas, on March 11, 1988, the General Partner and the Assignor Limited Partner entered into an Agreement of Limited Partnership forming Shopco Regional Malls, L.P., a Delaware limited partnership (the "Partnership" and such agreement, the "Partnership Agreement"), and on such date the General Partner caused a Certificate of Limited Partnership (the "Certificate") to be filed in the Office of the Secretary of the State of Delaware, all in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act").

                 Whereas, the Partnership was formed for the purpose of acting as general partner of Shearson Shopco Malls, L.P., a Delaware limited partnership (the "Owner Partnership"), which intends to acquire, own, lease and eventually sell two enclosed regional shopping malls, The Mall at Assembly Square located in Somerville, Massachusetts ("Assembly Square") and Cranberry Mall, located in Westminster, Maryland ("Cranberry") and, possibly, one or more as-yet unspecified enclosed shopping malls (the "Additional Malls", combinations of Assembly Square, Cranberry and the Additional Malls are referred to as the "Malls") and any Additional Property (as hereinafter defined), all in accordance with the terms of the Owner Partnership Agreement (as hereinafter defined); and

                 Whereas, the General Partner desires to cause the offer and sale of depositary units representing assignments of the economic, voting and certain other rights attributable to the limited partnership interests in the Partnership ("Units") and the parties hereto desire to amend and restate their entire agreement in full;

                 Now, Therefore, in consideration of the covenants and agreements made herein, the parties hereto, intending to be legally

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bound, hereby certify and agree as follows (certain capitalized terms used herein to have the respective meanings set forth in SECTION XI-- CERTAIN DEFINITIONS):


                                SECTION I

                            General Provisions

         1.01.    Continuation of the Partnership.

                 (a) The parties hereby continue Shopco Regional Malls, L.P. as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner shall, from time to time, file and record any amendments to the Certificate, fictitious name certificates and/or other instruments or documents required or desirable to comply with the laws of the State of Delaware and any other jurisdictions in which the Partnership shall carry on its business, and shall do all other acts and things requisite for the reconstitution, protection and continuation of the Partnership as a limited partnership pursuant to the laws of the State of Delaware and any other jurisdiction in which the Partnership shall carry on its business.

                 (b) A Partner's and Unit Holder's interest in the Partnership shall be personal property for all purposes. All property owned by the Partnership shall be deemed owned by the Partnership as an entity, and no Partner or Unit Holder, individually, shall have any ownership of such property.

                 (c) Notwithstanding anything to the contrary contained herein, if the General Partner obtains an appropriate opinion of tax counsel ("Counsel") to the Partnership, if changes in the tax laws or other developments are likely to alter the Partnership's providing of "flow through" tax consequences to Unit Holders and Limited Partners then the General Partner may, and is hereby authorized to, take any action or adopt any procedure deemed necessary or appropriate by Counsel to preserve the Partnership's providing of such "flow through" tax consequences, including, without limitation, converting and reconstituting the Partnership as a real estate investment trust or any other type of legal entity (a "New Entity") in the manner and on the terms so recommended, or distributing notes representing current taxable income to the Partners and Unit Holders in the event the Partnership shall be unable to distribute cash or property representing such taxable income. The General Partner will obtain approval of a Majority in Interest if time permits. In the event of conversion into a New Entity, the business of the Partnership shall be continued by the New Entity and the Interests and Units shall be converted into equity interests of the New Entity in the manner and on the terms so recommended and approved. The term "flow through" tax

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         consequences shall have the same meaning in the context of this
         Agreement as such term has in the National Association of Securities Dealers, Inc.'s definition of "direct participation program."

         1.02.    Name and Office of the Partnership.

         The Partnership shall be conducted under the name of Shopco Regional Malls, L.P. and its principal office shall be located at c/o Shearson Lehman Hutton Inc., American Express Tower, 12th Floor, World Financial Center, New York, New York 10285, or at such other place or places as the General Partner may from time to time designate. Notification of any such change in the Partnership's place of business and principal office shall be given to all Partners and Unit Holders.
The registered office of the Partnership in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Partnership's registered agent for service of process at such address in the State of Delaware is The Corporation Trust Company.

         1.03.    Purpose of the Partnership.

         The sole purpose and business of the Partnership shall be to act and serve as the general partner of the Owner Partnership in accordance with the terms of the Owner Partnership Agreement and to do all things necessary or incidental thereto or necessary or incidental to the performance of the terms of this Agreement and, in connection therewith and, as applicable, acting through the Owner Partnership, to accept, collect, hold, sell, exchange, mortgage, pledge or otherwise dispose of the Malls and/or evidences of indebtedness or other property received by the Owner Partnership or this Partnership pursuant to the terms of the Owner Partnership Agreement or this Agreement. In carrying out the foregoing purposes, the Partnership or the Owner Partnership may act in conjunction with others, through joint ventures, partnerships or otherwise. The Partnership shall engage in such other activities and enter into such agreements as may be necessary or appropriate in connection with the promotion or conduct of the business of the Partnership as described in this Section 1.03 and as necessary or appropriate to carry out the other provisions of this Agreement. The Partnership shall not engage in any other business or activity without the consent of a Majority in Interest of the Limited Partners.

         1.04.    Term of the Partnership.

         The Partnership shall continue in full force and effect until December 31, 2038, unless sooner terminated as hereinafter provided.

         1.05.    Partners.

                 (a) The General Partner of the Partnership is Shearson Regional Malls Inc., a Delaware corporation. Except as expressly provided in this Agreement, no other Person shall be


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         admitted as an additional or substitute general partner of the
         Partnership.

                 (b) The Assignor Limited Partner of the Partnership is Shearson Regional Malls Depositary Corp., a Delaware corporation. Except as expressly provided in this Agreement, no other Person shall be admitted as an additional or substitute Limited Partner of the Partnership.


                                SECTION II

                                 Capital

         2.01. General Partner and Assignor Limited Partner. The names, business addresses and Capital Contributions of the General Partner and the Assignor Limited Partner, as the case may be, are set forth in Schedule A hereto. The General Partner, as such, shall not make any additional Capital Contributions to the Partnership other than as provided in Section 4.06. The initial contribution of the Assignor Limited Partner shall be refunded, simultaneously with the release of the Capital Contribution to the Partnership by the Assignor Limited Partner attributable to purchasers of Units on the first Closing Date.

         2.02.    Contributions of the Assignor Limited Partner.

                 (a) The Partnership has made or will make a public offering of up to 110,000 Units, the proceeds of which are to be contributed to the Partnership by the Assignor Limited Partner on behalf of the purchasers of Units in accordance with the provisions of Section VII hereof. The Partnership shall require a minimum purchase of 2 Units by Keogh Plans, Individual Retirement Accounts ("IRAs") and employee benefit plans, and 5 Units by other investors, at a purchase price of $1,000 per Unit, with additional purchases in increments of one Unit.
         There shall be discounts available for investors purchasing more than 250 Units, as set forth in the Prospectus. The General Partner shall have sole and complete discretion in determining the terms and conditions of the public offering and sale of Units (including the length of the offering period) and the General Partner is authorized to do all things which it deems to be necessary, convenient, appropriate or advisable in connection therewith, including but not limited to the preparation and filing on behalf of the Partnership of a registration statement with the Securities and Exchange Commission and the securities commissions (or similar agencies or officers) of such jurisdictions as the General Partner shall determine, and the execution or performance of agreements with underwriters and others concerning the marketing of Units on such basis and upon such terms as the General Partner shall determine. It is expressly agreed that Shearson Lehman Hutton Inc. ("Shearson"), an Affiliate of the General Partner, shall be selling agent and that The Robinson-Humphrey Company Inc., Foster & Marshall Inc.

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         and IDS Financial Services Inc., which are Affiliates of the
         General Partner, and any other securities brokerage firms that are or may become affiliated with the General Partner and its Affiliates during the offering period, may participate in such offering as dealers and that Shearson may select such unaffiliated securities firms as it may choose to act as dealers and that each of the foregoing may receive selling commissions.

                 (b) The public offering of Units shall be effected in accordance with the provisions set forth in the Prospectus, including, without limitation, the provisions set forth under the caption "Terms of the Offering." Prior to the Termination Date (as defined in the Prospectus), Certificates of Limited Partnership Interest may be issued by the Partnership only to the Assignor Limited Partner (on behalf of subscribers for Units) and prior to that date no person other than the Assignor Limited Partner shall be entitled to acquire Limited Partnership Interests from the Partnership. After the Termination Date, no additional Units or Limited Partnership Interests may be sold by the Partnership (provided that following the Termination Date, Units may be converted to Limited Partnership Interests as provided in Section 7.02(b)).

                 (c) Units and Partnership Interests, when sold and issued on the terms and in the manner set forth in this Partnership Agreement and the Prospectus, shall be fully paid and nonassessable.

         2.03.    Partnership Capital.

                 (a) No Partner shall be paid interest on any Capital Contribution.

                 (b) The Partnership shall not redeem any Partnership Interest and no Partner shall have the right to withdraw, or receive any return of, his Capital Contribution, except as specifically provided herein. No Limited Partner or Unit Holder shall have priority over any other Limited Partner or Unit Holder, either as to the return of his Capital Contribution or as to profits, losses or distributions, except as otherwise specifically provided herein.

                 (c) Under circumstances requiring a return of any Capital Contribution, no Partner shall have the right to receive property other than cash.

                 (d) The General Partner shall have no personal liability for the repayment of the Capital Contribution of any Limited Partner or Unit Holder nor any obligation to make Capital Contributions (except as provided in Schedule A and
         Section 4.06), loans or advances to the Partnership subject to the provisions of Section 6.04.


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         2.04.    Execution of the Depositary Agreement.

         On or before the first Closing Date, the Partnership, the General Partner and the Assignor Limited Partner shall execute the Depositary Agreement in favor of the Unit Holders.

         2.05.    No Fractional Interests and Units.

         No fractional Interests or Units may be issued by the Partnership or assigned by Partners or Unit Holders except as provided in
Section 2.06.

         2.06.    Splits and Combinations.

                 (a) The General Partner may (i) make a distribution in Units (or any other instrument evidencing ownership or assignment of Interests) to all Unit Holders or (ii) effect a subdivision or combination of Units (or any other instrument evidencing ownership or assignment of Interests) but in each case only on a pro rata basis so that, after such distribution, subdivision or combination, each Partner and Unit Holder shall have the same Percentage Interest in the Partnership as before such distribution, subdivision or combination. The Partnership may, but shall not be required to, issue fractional Units (or any other instrument evidencing ownership or assignment of Interests) upon any such distribution, subdivision, or combination of Units (or any other instrument evidencing ownership or assignment of Interests). In the event any distribution, subdivision or combination of Units (or any other instrument evidencing ownership or assignment of Interests) would result in the issuance of fractional Units (or other instrument evidencing ownership or assignment of Interests) but for the provisions of this Section 2.06(a), in the sole discretion of the General Partner, the final fraction of a Unit (or any other instrument evidencing ownership or assignment of Interests) issuable to each Unit Holder may be rounded to the nearest whole Unit (or any other instrument evidencing ownership or assignment of Interests).

                 (b) Whenever such distribution, subdivision or combination is declared, the General Partner shall select a record date (the "Record Date") as of which the distribution or combination shall be effective and shall send notice of the distribution, subdivision or combination at least 20 days prior to such Record Date to each Unit Holder of record ("Record Holder") as of the date 10 days prior to the date of such notice. The General Partner also may cause the Partnership's accounting firm or another firm of independent public accountants selected by it to calculate the number of Units (or any other instrument evidencing ownership or assignment of Interests) to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by

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

         such firm as conclusive evidence of the correctness of such a calculation.

                 (c) Promptly following any such distribution, subdivision or combination, the General Partner may cause Depositary Receipts to be issued to the Record Holders of Units (or any other instrument evidencing ownership or assignment of Interests) as of the applicable Record Date representing the new number of Units (or any other instrument evidencing ownership or assignment of Interests) held by such Record Holder, or the General Partner may adopt such other procedures or instruments as it may deem appropriate to reflect such distribution, subdivision or combination; provided, however, that in the event any such distribution, subdivision or combination results in a smaller total number of Units (or any other instrument evidencing ownership or assignment of Partnership Interests) outstanding the General Partner may require, as a condition to the delivery to a Record Holder of such new Depositary Receipt, the surrender of any Depositary Receipt owned by such Record Holder immediately prior to such Record Date.

                 (d)      Notwithstanding any provision in this Section
         2.06 to the contrary, no distribution or subdivision or combination of Units (or other instrument evidencing ownership or assignment of Interests) shall be made unless:

                          (i) the Partnership shall have received an opinion of legal counsel to the effect that such action will not have any material adverse effect on the taxation of the Limited Partners or Unit Holders as a class or any group of Limited Partners or Unit Holders; and

                          (ii)    such action shall not result in any
                 change in the rights of any Limited Partner or Unit Holder to cash distributions by the Partnership or the allocable share of such Limited Partner or Unit Holder in the income, gain or losses of the Partnership (except any immaterial change resulting from any issuance or elimination of fractional Units (or other instrument evidencing ownership or assignment of Interests)) permitted hereunder.

                 (e) In connection with any distribution, subdivision or combination of Units under this Section 2.06, the General Partner shall make a corresponding distribution, subdivision or combination of Interests the legal title to which is held of record by the Assignor Limited Partner and as to which corresponding Units have been assigned to Unit Holders under the provisions of Section VII hereof, as well as in the number of Interests held of record by Limited Partners who have exchanged their Units for Interests in accordance with the provisions of Section 7.02(a), and the foregoing provisions of this Section 2.06 shall be equally applicable to such Interests (it being the intent that the Percentage Interest of all Unit Holders and Limited Partners shall be affected on a pro rata basis).

         2.07.    Additional Issuances of Interests or Units.

         No Interests or Units (either of the same class or of a different class as the Units sold pursuant to the terms of the Prospectus) or any rights, warrants or options to acquire Interests or Units, except those Interests and Units issued by the Partnership pursuant to Section 2.02 or 2.06, shall be offered for sale or issued by the Partnership unless: (i) such issuance is for the purpose of financing capital improvements to the Malls or the acquisition or development of Additional Property by the Owner Partnership, (ii) such issuance is approved by the General Partner and a Majority in Interest of the Limited Partners and (iii) the Partnership is furnished with an opinion of counsel to the effect that such issuance will not have any material adverse effect on the federal income tax consequences to the Limited Partners or the Unit Holders from their investment in the Units.


                               SECTION III

                             Capital Accounts

         3.01.    Capital Account Calculation.

         Each Partner shall have a capital account which will consist of the initial cash contributed by such Partner to the capital of the Partnership as described in Section II.

         The Capital Account of the Assignor Limited Partner shall be subdivided into "Unit Holder Capital Accounts." One Unit Holder Capital Account shall be established for each Unit Holder for whom a Depositary Receipt is issued by the Assignor Limited Partner and shall be treated as the Capital Account of the Unit Holder (or his predecessor in interest) on whose behalf the Assignor Limited Partner received the purchase price for corresponding Interests held of record by the Assignor Limited Partner. The capital account of each Partner shall be increased by:

                 (a) the amount of income from operations allocated to it pursuant to Section 4.01, 4.07, 4.08 and 4.09; and

                 (b) the amount of gains allocated to it pursuant to Sections 4.02, 4.03, 4.07, 4.08 and 4.09; and shall be decreased by:

                 (c) the amount of losses allocated to it pursuant to Sections 4.01, 4.02, 4.03, 4.07 and 4.09;

                 (d)      all amounts distributed to it pursuant to
         Section V hereof;

                 (e)      such Person's distributive share of
         expenditures of the Partnership described in Code section 705(a)(2)(B) (relating to expenditures which are neither deductible nor properly chargeable to capital) and expenditures which pursuant to the Regulation promulgated under Code section 704(b) are characterized as Code section 705(a)(2)(B) expenditures; and

                 (f) the amount of any commission paid with respect to such Person's acquisition of Units.

         3.02.    Special Provisions.

         For purposes of computing the amount of any item of income, gain, deduction, or loss to be reflected in Capital Accounts, the determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided that:

                 (a) Any deductions for depreciation, cost recovery, amortization, or expense in lieu of depreciation, attributable to property contributed (or deemed contributed) to the Partnership (a "Partnership Asset") shall be determined as if the adjusted basis for federal income tax purposes (the "Adjusted Basis") of such Partnership Asset on the date it was acquired by the Partnership was equal to the fair market value of such Partnership asset as of such date (the "Carrying Value");

                 (b)      Any income, gain, deduction or loss
         attributable to the taxable disposition of any Partnership asset shall be determined by the Partnership as if the Adjusted Basis of such Partnership Asset as of such date of disposition was equal to the Carrying Value of such Partnership Asset as of such date as adjusted by deductions for depreciation, cost recovery, amortization or expense in lieu of depreciation;

                 (c) Immediately prior to the distribution of any Partnership Asset any unrealized gain or unrealized loss attributable to such Partnership Asset shall, for purposes hereof, be deemed to be a gain or loss recognized by the Partnership and shall be allocated among the Partners and the Unit Holders in accordance with the provisions of Sections 4.02 or 4.03. In determining such unrealized gain or unrealized loss, the fair market value of such Partnership Asset shall be determined pursuant to an appraisal report; and

                 (d) The computations of all items of income, gain, loss and deduction shall be made without regard to any election which may be made by the Partnership under Code section 754.

         3.03.    Transfers.

         Any transferee of Units shall succeed to the Unit Holder Capital Account of the transferor relating to the Units transferred.

         3.04.    Timing.

         Except as otherwise provided in this Agreement, whenever it is necessary to determine the Unit Holder Capital Account of any Unit Holder for purposes of Section IV or V, the Unit Holder Capital Account of such Unit Holder shall be determined after giving effect to all Capital Contributions theretofore made to the Partnership and all allocations for transactions effected prior to the time as of which such determination is made, of income, gains, deductions and losses pursuant to Section IV, and to all distributions theretofore made for such year pursuant to Section V.

         3.05. Allocations and Distributions Among Unit Holders; Status of Unit Holders.

         Except as otherwise provided in this Agreement, all amounts allocated or distributed to the Unit Holders shall be further allocated or distributed among the Unit Holders in accordance with their respective Percentage Interests. For purposes of Section III, IV and V, the term Unit Holders shall mean and include Unit Holders who, pursuant to Section 7.02(a) or 7.02(b), have been admitted to the Partnership as Limited Partners, in which case each such Person shall be deemed to own a number of Units equal to the number of Interests then owned by such Person.

         3.06.    Admissions and Transfers; Allocations and Distributions.

                 (a) After the first Closing Date and during the Offering Period, income and losses from operations shall be determined and allocated to the Unit Holders on a monthly basis, using the interim-closing method. For purposes of allocating income or loss from operations and for purposes of distributing Net Cash Flow:

                          (i)     If a Closing Date occurs within the
                 first fifteen days of a month, the Unit Holder shall be treated as being a Record Holder on the first day of such month;

                          (ii)    If a Closing Date occurs after the
                 fifteenth day of the month, the Unit Holder shall be treated as being a Record Holder on the first day of the next month; and

                          (iii)   Any transferee of a Unit shall be
                 treated as a Record Holder on the first day of the month succeeding the month in which such transfer has been effected on the books of the transfer agent pursuant to
                 Section 7.03. Income or loss from operations for a month shall be allocated to the Unit Holders who are Record Holders on the first day of such month or who are deemed to be of record pursuant to (a)(i) above.

                 (b) After the first Closing Date and during the Offering Period, Net Cash Flow for each fiscal quarter (or part thereof) shall be prorated over the fiscal quarter (or part thereof). If there is one or more Closing Dates (other than the Closing Date which represents the first closing of Units) in the fiscal quarter (or part thereof), the following rules shall be applied:

                          (i)     Net Cash Flow prorated to the period
                 prior to the Closing Date (which for this purpose is determined by applying the rules of (a)(i) and (ii) above) shall be distributed to the Record Holders (or are deemed Record Holders under (a)(i) above) as of the first day of the month preceding such deemed Closing Date. Net Cash Flow prorated for the period from the Closing Date (as determined) to the end of the fiscal quarter (or the last day of the month immediately before the next Closing Date (as determined) if an additional Closing Date in such fiscal quarter occurs), shall be distributed to the Record Holders as of the first day of the last month of the quarter (or the first day of the month immediately before the next Closing Date (as determined)).

                          (ii) If the final Closing does not occur on the last day of a fiscal quarter, Net Cash Flow for that fiscal quarter shall be allocated in accordance with the principles of (b)(i) above.

                 (c) After the Offering Period, for purposes of allocating income and loss from operations and distributions of Net Cash Flow, any transferee of a Unit shall be treated as being a Unit Holder on the first day of the month succeeding the month in which such transfer has been effected on the books of the transfer agent pursuant to Section 7.03. In addition, income and loss from operations shall be divided on the proration method, using the monthly convention as described above. Net Cash Flow for a fiscal quarter (or part thereof) shall be distributed to the Record Holders on the first day of the last month in such quarter (or part thereof).

                 (d) Notwithstanding the above, but subject to applicable Regulations, gain or loss realized in connection with a Capital Transaction shall be allocated to those Unit Holders who are Record Holders as of the last day of the month in which the Capital Transaction occurs. Net Proceeds to be distributed from a Capital Transaction shall be distributed to the Record Holders on the last day of the month in which the Capital Transaction occurs. The same rules shall be applied for gain and loss upon dissolution and Net Proceeds from dissolution and for distributions pursuant to Section 5.07.

                 (e) The General Partner is authorized to apply tax allocation rules other than those contained in this Section 3.06 to the extent that the General Partner determines that the application of the tax allocation rules contained in this
         Section 3.06 would result in a substantial mismatching of the allocation of income or loss attributable to a period and the distribution of cash attributable to the same period as between the transferor and transferee of the Partnership Interest or Unit transferred that could be minimized by the application of an alternative tax allocation rule, or (ii) to the extent necessary to conform the Partnership's tax allocations to the requirements of any Regulations.

                 (f) Subject to the provisions of Section 6.04 hereof, the General Partner shall not incur any liability for making allocations and distributions in accordance with the provisions of this Section 3.06, whether or not the General Partner has knowledge or notice of any transfer or purported transfer of ownership of any Unit or Partnership Interest, other than as shown on the records of the Partnership or the Transfer Agent.

                 (g) Offering Period means the period from the first Closing Date until the final Closing Date.


                                SECTION IV

            Allocation of Income and Losses, Gains and Losses

         4.01.    Operations.

         Subject to the provisions of Sections 4.04, 4.06, 4.07, 4.08 and 4.09, all income and losses of the Partnership from operations (as distinguished from transactions described in Sections 4.02 and 4.03) of the Partnership for each fiscal year shall be allocated 99% to the Unit Holders and 1% to the General Partner.

         4.02.    Capital Transactions.

         All gains and losses of the Partnership in connection with a Capital Transaction shall be allocated, after adjustment of the capital accounts of the Unit Holders and the General Partner to reflect the distributions and amounts available for distribution pursuant to Section
5.02 in connection with such Capital Transaction, such gains, and losses, shall be allocated in the following order of priority:

                 (a)      in the event there are gains to be allocated;

                          (i) first, if any one or more Unit Holders or the General Partner has a negative balance in its capital account, then an amount of gains up to the aggregate of such negative balances shall be allocated among such Unit Holders and General Partner in the proportion that the negative balance of each such Unit Holder's and General Partner's capital account bears to the aggregate of such negative balances; and

                          (ii)    then, after such allocation has been
                 made (or in the event that each Unit Holder and the General Partner has a zero or positive balance in its capital account), 99% to the Unit Holders and 1% to the General Partner until the capital account of each Unit Holder is equal to his unpaid Preferred Return and Unrecovered Capital and the remainder of the gains shall be allocated to the extent possible so that the positive balances in the aggregate capital accounts of the Unit Holders (in excess of their aggregate unpaid Preferred Return and Unrecovered Capital) and the capital account of the General Partner are in the proportions of 88.25% and 11.75%, respectively; or

                 (b)      in the event there are losses to be allocated;

                          (i) first, if any one or more Unit Holders or the General Partner has a positive balance in its capital account, an amount of losses up to the aggregate of such positive balances shall be allocated among such Unit Holders and the General Partner in the proportion that the positive balance of each such Unit Holder's and the General Partner's capital account bears to the aggregate of such positive balances; and

                          (ii)    then, after such allocation has been
                 made (or in the event that each Unit Holder and the General Partner has a zero or negative balance in his capital account), the remainder of the losses shall be allocated to the extent possible so that the negative balances in the aggregate capital accounts of the Unit Holders and the capital account of the General Partner are in the proportions of 88.25% and 11.75%, respectively.

         4.03.    Dissolution.

         All gains and losses of the Partnership in connection with a sale of all or substantially all of the assets of the Partnership or any other event causing a dissolution and termination of the Partnership, shall be allocated in the following order of priority:

                 (a)      in the event there are gains to be allocated,

                          (i) first, if any one or more Unit Holders or the General Partner has a negative balance in its capital account, then an amount of gains up to the aggregate of such negative balances shall be allocated among such Unit Holders and the General Partner in the proportion that the negative balance of each such Unit Holder's and General Partner's capital account bears to the aggregate of such negative balances;

                          (ii)    then, after such allocation has been
                 made (or, in the event that each Unit Holder and the General Partner has a zero or positive balance in its capital account), there shall be determined the amount by which the amount of proceeds distributed or available for distribution to the General Partner and each Unit Holder pursuant to Section 5.03(a) (without regard to the proviso contained in such Section) exceeds the capital account of such Person (such excess for each person being referred to as its "Amount"), and an amount of gains equal to the aggregate of the Amounts shall be allocated among the General Partner and the Unit Holders in the proportion that each such Person's Amount bears to the aggregate of the Amounts;

                          (iii) then, after adjustment of the capital accounts of the Unit Holders to reflect the allocations of gains under subclauses (i) and (ii) above and distributions and amounts available for distribution to the General Partner and the Unit Holders pursuant to
                 Section 5.03(a), the remainder of the gains shall be allocated to the extent possible so that the positive balances in the aggregate capital accounts of the Unit Holders and in the capital account of the General Partner are in the proportions of 88.25% and 11.75%, respectively; or

                 (b)      in the event there are losses to be allocated,

                          (i) first, if any one or more Unit Holders or the General Partner has a positive balance in its capital account, an amount of losses equal to the aggregate of such positive balances shall be allocated among such Unit Holder and General Partner in the proportion that the positive balance of each such Unit Holder's and General Partner's capital account bears to the aggregate of such positive balances; and

                          (ii)    then, after such allocation has been
                 made (or in the event that each Unit Holder and the General Partner has a zero or negative balance in his capital account), the remainder of the losses shall be allocated to the extent possible so that the negative balances in the aggregate capital accounts of the Unit

                 Holders and in the capital account of the General Partner are in the proportions of 88.25% and 11.75%, respectively.

         4.04.    Minimum Gain Limitation.

         Anything contained in this Section IV to the contrary notwithstanding, cumulative allocations of Partnership losses or deductions to any Unit Holder pursuant to this Section IV shall not exceed the sum of the following amounts, determined as of the end of each taxable year of the Partnership: (i) such Unit Holder's Capital Contribution theretofore made pursuant to Section II, (ii) any further increases to such Unit Holder's capital account less any further decreases to such Unit Holder's capital account (other than for allocations of loss), and (iii) such Unit Holder's Pro Rata Share of Minimum Gain (as hereinafter defined). To the extent that the foregoing limitation results in a non-allocation of Partnership losses or deductions to a Unit Holder, such Partnership losses or deductions shall be allocated or reallocated to the General Partner. For the purposes of this Section IV, (A) the term "Minimum Gain" shall mean that portion of the excess, if any, of (x) the outstanding aggregate principal balance, or any part thereof, of any non-recourse debt of the Partnership or the Owner Partnership that is secured by an interest in the Partnership's or the Owner Partnership's property or any part thereof, over (y) the adjusted basis of such property to the Partnership for federal income tax purposes, (B) the term "non-recourse debt" shall mean a liability (or that portion of a liability) of the Partnership or the Owner Partnership with respect to which no partner or Unit Holder (or Affiliate thereof) of the Partnership or the Owner Partnership has any personal liability, as determined under section 1.752-1(e) of the Regulations, or any successor provision, and (C) a Unit Holder's "Pro Rata Share of Minimum Gain" shall mean, with respect to each Unit Holder, 99% of its Percentage Interest.

         4.05.    Amendments to Allocations.

         It is the intent of the Unit Holders and the General Partner that each Unit Holder's and the General Partner's distributive share of income, gain, loss or deduction (or items thereof) shall be determined and allocated in each year of the Partnership in accordance with this
Section IV to the fullest extent permitted by Code section 704(b) and the Regulations. In order to preserve and protect the determinations and allocations provided for in this Section IV, the General Partner shall be, and hereby is, authorized and directed to allocate income, gain, loss or deduction (or items thereof) arising in any year differently than otherwise provided for in this Section IV, or to otherwise amend the provisions of this Section IV, if, and to the extent that, allocating income, gain, loss or deduction (or items thereof) in the manner provided for in this Section IV would cause the determination and allocation of each Unit Holder's or the General Partner's distributive share of income, gain, loss or deduction (or items thereof) not to be permitted by Code section 704(b) or the Regulations. Any allocation, or amendment, as the case may be, made pursuant to this Section 4.05 shall be deemed to be a complete substitute for any allocation otherwise provided for in this

Section IV and no other amendment of this Agreement or approval of any Unit Holder shall be required.

         In making any allocation or amendment (the "new allocation") as set forth above, the General Partner is authorized to act only after having been advised by Willkie Farr & Gallagher or other tax counsel to the Partnership that in its opinion, after examining Code section 704(b) and the Regulations, (i) the new allocation is necessary, and (ii) the new allocation is the minimum modification of the allocations otherwise provided for in this Section IV necessary in order to insure that, either in the current year or in any preceding year, each Unit Holder's and the General Partner's distributive share of income, gain, loss or deduction (or items thereof) is determined and allocated in accordance with this
Section IV to the fullest extent permitted by Code section 704(b) and the Regulations. New allocations made by the General Partner in reliance upon the advice of Willkie Farr & Gallagher or such other tax counsel shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Partnership and the Unit Holders, and no such new allocation shall give rise to any claim or cause of action by any Unit Holder.

         4.06. General Partner Deficit Restoration. If upon the dissolution and termination of the Partnership the capital account of the General Partner is less than zero (after allocation of net income and net gains and tax losses recognized upon the disposition of Partnership assets in connection with the liquidation of the Partnership), the General Partner shall contribute to the Partnership an amount equal to the lesser of (a) the deficit balance in its capital account or (b) the excess of 1.01% of the aggregate Capital Contributions of the Unit Holders over the aggregate capital contributions previously made to the Partnership by the General Partner.

         4.07. Allocations on Account of Optional Loans. Anything contained in Sections 4.01 and 4.03 to the contrary notwithstanding, in each taxable year of the Partnership, (i) an amount of Partnership losses equal to the principal amount of any Optional Loans made to the Partnership by the General Partner or its Affiliates in such year (or in any prior year to the extent losses have not heretofore been allocated on account of such loans) shall be allocated to the General Partner, and
(ii) an amount of Partnership income shall be allocated to the General Partner to the extent all or any portion of the principal amount of any Optional Loan made to the Partnership by the General Partner or its Affiliates has been repaid in such year of the Partnership, but in no event greater than the amount of Partnership losses theretofore allocated to the General Partner pursuant to clause (i) of this Section 4.07; provided, however, that all other items of Partnership income, gain, deductions and loss for each year of the Partnership shall be allocated in accordance with the provisions of Sections 4.01, 4.02 and 4.03.

         4.08.    Minimum Gain Chargeback.

         Anything contained in Section IV to the contrary notwithstanding, if after the allocation of any income and gain under this Section IV the aggregate deficit capital account balances of the Unit Holders and/or the General Partner with deficit capital account balances exceeds the Minimum Gain, an amount of income or gain for such year sufficient to eliminate such excess shall be reallocated among the Unit Holders and the General Partner with deficit capital account balances (in accordance with such deficits) so as to eliminate such excess.

         4.09.    Qualified Income Offset.

         For purposes of this Agreement, each Unit Holder's capital account balance as of the end of any taxable year of the Partnership shall be reduced by the amount (whether made or reasonably expected to be made) of any adjustments, allocations and distributions described in sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations. In the event that during any fiscal year any Unit Holder unexpectedly receives such an adjustment, allocation or distribution, such Unit Holder will be allocated items of income and gain in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its capital account in excess of such Unit Holder's Pro Rata Share of Minimum Gain resulting from such unexpected adjustment, allocation or distribution.

         4.10.   Termination.

         In the event a "technical termination" of the Partnership occurs under Code section 708, it is intended that the allocations provided in
Section 4.03 be applied to take into account the variation, if any, between the Carrying Value of each Partnership Asset and its adjusted basis for federal income tax purposes, as determined under Code section 732, in accordance with the provisions of Code section 704(c) and the Regulations thereunder, following the deemed distribution and recontribution of Partnership Assets which occurs as a result of such termination.


                                SECTION V

                              Distributions

         5.01.     Operations.

         Net Cash Flow for each fiscal year (or part thereof) of the Partnership, after making provision for the liabilities and obligations of the Partnership, shall be distributed 99% to the Unit Holders and 1% to the General Partner; provided, however, that during each fiscal year commencing on the first Closing Date and ending on December 31, 1992, the General Partner's 1% interest shall be subordinated for each fiscal year (or part thereof), such that if distributions to each Unit Holder equal less than an 8.5% return (in such fiscal year or part thereof) on such Unit Holder's Unrecovered Capital, the General Partner will contribute to such Unit Holder any or all of its 1% distribution to reduce the shortfall to each Unit Holder.

         5.02.    Capital Transactions.

         Net Proceeds from any Capital Transaction, after making provision for the liabilities and obligations of the Partnership, shall be distributed in the following order of priority:

                 (a) first, until each Unit Holder has received its Preferred Return, all such proceeds shall be distributed 99% to the Unit Holders and 1% to the General Partner;

                 (b) then, until each Unit Holder has received its Unrecovered Capital, all such proceeds shall be distributed 99% to the Unit Holders and 1% to the General Partner; and

                 (c) then, the balance of such proceeds shall be distributed 88.25% to the Unit Holders and 11.75% to the General Partner.

         5.03.    Dissolution.

         Upon dissolution and termination of the Partnership, after making payment of or provision for the liabilities and obligations of the Partnership, Net Proceeds shall be distributed in the following order of priority:

                 (a) first, until each Unit Holder has received its Unrecovered Capital and Preferred Return, all such proceeds shall be distributed 99% to the Unit Holders and 1% to the General Partner; provided, however, that the amount so distributed to each Unit Holder pursuant to this clause (a) shall not exceed the amount of any positive balance in the capital account of such Unit Holder, as adjusted to reflect the allocations of gains or losses under Section 4.03;

                 (b) then, an amount of such proceeds up to the aggregate positive balance of the General Partner's and each Unit Holder's capital accounts (as adjusted to reflect the allocations of gains or losses under Section 4.03 and distributions and amounts available for distribution under clause (a) above), shall be distributed to the General Partner and each Unit Holder in the proportion that each such positive balance bears to the aggregate of such positive balances; and

                 (c)      then, the remaining proceeds shall be
         distributed 88.25% to the Unit Holders and 11.75% to the General
         Partner.

         5.04.    Working Capital Reserve.

         The General Partner shall have the right to establish and maintain a Working Capital Reserve for operating expenses, contingencies and such additional funding requirements for the Partnership, the Owner Partnership and the Malls as deemed necessary in the discretion of the

General Partner. The initial Working Capital Reserve shall be an amount equal to not less than 2.5% of the Limited Partners' Capital Contributions. The General Partner may establish such reserve in the Owner Partnership. The General Partner shall invest the Working Capital Reserve in such investments as the General Partner shall deem prudent in accordance with the provisions of Section 8.08. The General Partner may, in its discretion, distribute from time to time as a component of Net Cash Flow any portion of such reserve which the General Partner determines to be in excess of the amounts required for the purposes enumerated above. In addition, to the extent that offering and organizational expenses exceed budgeted amounts as set forth in the Prospectus, the General Partner may utilize a portion of the working capital reserve (not to exceed $500,000) to pay such excess amounts.

         5.05.    Miscellaneous.

                 (a) No Unit Holder shall be entitled to demand and receive property other than cash in return for its Capital Contribution.

                 (b) Except as otherwise expressly provided in this Agreement to the contrary, no salary or other compensation shall be paid to any Partner or Unit Holder by the Partnership.

         5.06.    Rules Governing Distributions Generally.

                 (a) Whenever any distribution is to be made with respect to Interests held by the Assignor Limited Partner, such distribution shall be made directly to the Record Holders and not to the Assignor Limited Partner.

                 (b) The General Partner may withhold taxes from distributions to any Partner or Unit Holder to the extent permitted by Section 12.09. For purposes of this Agreement, any taxes so withheld by the Partnership with respect to any amount distributed by the Partnership to any Partner or Unit Holder shall be deemed to be a distribution or payment to such Partner or Unit Holder and shall reduce the amount otherwise distributable to such Partner or Unit Holder pursuant to this Agreement.

         5.07.    Special Distribution to Unit Holders.

         If the Partnership receives a distribution from the Owner Partnership of the principal balances of the Assembly Square Holdback Reserve Account or the Additional Mall Reserve Account (as defined in the Owner Partnership Agreement) pursuant to Sections 6.13 or 6.14 of the Owner Partnership Agreement, such proceeds shall be distributed to the Unit Holders pro rata. Such distribution shall reduce a Unit Holder's Unrecovered Capital and shall reduce aggregate Unrecovered Capital in an amount equal to the aggregate distribution. In addition, the General Partner may be obligated, as described in the Prospectus, to add to such distribution amounts on account of selling commissions attributable thereto and certain Front-end Fees (but not including investigatory expenses incurred for the purpose of locating suitable Malls for investment). This additional amount also shall be treated as a return of Unrecovered Capital to the Unit Holders.


                                SECTION VI

                                Management

         6.01.    Management of the Partnership.

                 (a) Except as specifically provided in this Agreement to the contrary, the business and affairs of the Partnership shall be carried on and managed by the General Partner, who shall have full, exclusive and complete discretion with respect thereto. The General Partner shall use its best efforts to carry out the purposes and business of the Partnership and shall devote such time as it shall, in its sole discretion, determine to be required for the management and administration of the business and affairs of the Partnership.

                 (b) The General Partner shall have all necessary and appropriate powers to carry out the purposes of the Partnership set forth in Section 1.03, and except as otherwise provided by Delaware law or by this Agreement, shall possess and enjoy all the rights and powers and shall be subject to all the restrictions of a general partner of a partnership without limited partners under the laws of the State of Delaware.

                 (c) Without limiting the generality of Sections 6.01(a) and 6.01(b), the General Partner shall conduct and control the business and affairs of the Partnership and, except as otherwise provided in Section 6.01(d), shall be empowered, without the consent of the Limited Partners or the Unit Holders, to make all decisions and take all actions with respect thereto, including without limitation:

                          (i) to carry out the purposes of the Owner Partnership and the Partnership and to execute all agreements, contracts, instruments and related documents, and perform all acts in the name, and at the expense of the Partnership, necessary or appropriate for the acquisition, financing, development operation, management, maintenance and disposition of the Malls and any Additional Property;

                          (ii) to borrow money from Persons affiliated or not affiliated with the General Partner provided that if a lender to the Partnership is an Affiliate the interest charged by such lender shall not be in excess of the amount which would be charged by unrelated lending institutions for comparable loans for the same purpose, and, as security therefor, to mortgage, pledge or otherwise encumber the assets of the Partnership or the Owner Partnership or to enter into contracts of guaranty or suretyship;

                          (iii)   to cause to be paid on or before the
                 due date thereof all amounts due and payable by the Partnership to any Person;

                          (iv)    to employ such agents, employees,
                 managers, accountants, attorneys, consultants and other Persons, necessary or appropriate to carry out the business and affairs of the Partnership, and to pay such fees, expenses, salaries, wages and other compensation to such Persons as it shall in its sole discretion determine;

                          (v) to pay, extend, renew, modify, adjust, settle, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Partnership;

                          (vi) to pay any and all fees and to make any and all expenditures which it, in its sole discretion, deems necessary or appropriate in connection with the organization of the Partnership, the offer and sale of the Units, the management of the affairs of the Partnership, and the carrying out of its obligations and responsibilities under this Agreement;

                          (vii) to cause to be obtained and continued in force all policies of insurance or self-insurance arrangements required by any mortgage, security agreement, lease or other similar instrument relating to the property of the Partnership;

                          (viii) to cause to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the assets of the Partnership, unless the same are contested by the General Partner;

                          (ix) to enter into, modify, cancel, enforce and otherwise deal with the agreements relating to the business and affairs of the Partnership, including the Owner Partnership Agreement, and to engage in the transactions, with Affiliates or otherwise, discussed in this Agreement, the Owner Partnership Agreement and the Prospectus pursuant to which the Units were offered;

                          (x) to take any other action necessary or advisable in connection with the business of the Partnership;

                          (xi) to invest funds of the Partnership in interest-bearing accounts and short-term investments including without limitation obligations of the federal, state and local governments and their agencies, mutual funds (including money market funds), time deposits, commercial paper and certificates of deposit of commercial banks, savings banks or savings and loan associations;

                          (xii)   to list the Units for trading on any
                 securities exchange or cause the Units to be authorized for quotation on an interdealer quotation system established by a national securities association if such listing would not, in the opinion of Counsel, result in the loss (in whole or in part) of the Partnership's ability to provide of "flow through" tax consequences to Partners and Unit Holders, and to modify this Agreement to comply with the requirements of any such exchange or quotation system, or to remove the Units from listing or from authorization or quotation;

                          (xiii)  to take the actions described in
                 Section 1.01(c); and

                          (xiv) to cause the Partnership to cause the Owner Partnership to sell any of the Malls or to sell any or all of the Partnership's interest in the Owner Partnership.

                 (d)      Notwithstanding the generality of the
         foregoing, the General Partner may not (except to the extent necessary to accomplish matters permitted by Section
         6.01(c)(xiii)):

                          (A)     do any act in contravention of this
                 Agreement;

                          (B)     do any act which would make it
                 impossible to carry on the ordinary business of the Partnership (except in connection with a dissolution of the Partnership in accordance with the provisions of
                 Section XII of this Agreement);

                          (C)     confess a judgment against the
                 Partnership;

                          (D)     admit a person as a General Partner,
                 except as provided in this Agreement;

                          (E)     execute or deliver any general
                 assignment for the benefit of the creditors of the Partnership;

                          (F)     subject to Sections 2.06, 2.07, 7.02
                 and 9, issue any Partnership Interests (x) after the Termination date or (y) in exchange for Capital
                 Contributions in a form other than cash;

                          (G)     cause or permit the Partnership to
                 purchase, lease or sublease any real property from, or sell, lease or sublease any real property to the General Partner, its Affiliates or affiliated programs (provided, however, that the Owner Partnership may purchase Assembly Square from an Affiliate of the General Partner under the terms and conditions specified in the Prospectus under "Terms of the Offering");

                          (H) cause the Partnership to make loans or investments in real estate mortgages other than in connection with the sale or disposition of the Partnership's property;

                          (I) cause or permit the Partnership to make loans to the General Partner or to its Affiliates;

                          (J) invest in or underwrite the securities of other issuers (provided, however, that the General Partners may temporarily invest Partnership funds in money market funds other than funds organized as limited partnerships, including funds sponsored by Shearson or its Affiliates, but in no event may the amount invested in any money market funds sponsored by Shearson or its Affiliates exceed 5% of the net asset value of such money market funds, and in any event the General Partner shall reimburse the Partnership for commissions, advisory fees or the other fees, if any, paid to such affiliated funds in connection with the investment of Partnership funds);

                          (K)     invest in junior trust deeds unless
                 received in connection with a sale of any of the Malls;

                          (L) commingle funds of the Partnership with funds of any other limited partnership (except that the General Partner may establish a master fiduciary account pursuant to which separate subtrust accounts are established for limited partnerships of which the General Partner or an Affiliate thereof is General Partner so long as the Partnership's funds are protected from claims of such other partnerships and/or creditors);

                          (M)     receive any rebates or give-ups or
                 participate in reciprocal business arrangements prohibited by any applicable state law or in violation of the terms of this Agreement;

                          (N)     operate in such a manner as to be
                 classified as an "investment company" for purposes of the Investment Company Act of 1940, as amended;

                          (O) allow reinvestment of Net Cash Flow or Net Proceeds in any property or investment except as a temporary investment for working capital;

                          (P)     admit a person as a Limited Partner,
                 except as provided in this Agreement;

                          (Q)     employ, or permit the employment of,
                 the funds or assets of the Partnership in any manner except for the exclusive benefit of the Partnership;

                          (R)     engage in the purchase or sale of
                 investments other than (i) the short-term investment of available funds as described in the Prospectus or (ii) its direct or indirect interest in the Malls;

                          (S)     repurchase or reacquire its own
                 securities;

                          (T) invest in limited partnership interests of any other limited partnership other than the Owner Partnership;

                          (U)     give to itself or its Affiliates an
                 exclusive right to sell or exclusive employment to sell any of the Malls;

                          (V)     pay to itself or an Affiliate a real
                 estate brokerage commission upon disposition of the Malls which (1) is greater than the lesser of 3% or that which is competitive at that time and (2) when aggregated with amounts payable to parties that are not Affiliates of the General Partner exceeds the lesser of 6% or that which is competitive at that time and (3) is not subordinated to a return of 100% of Capital Contributions plus an amount equal to 12% of Capital Contributions per annum cumulative to investors, and only if substantial real estate brokerage services have been provided by itself or its Affiliates;

                          (W)     pay a commission to itself or an
                 Affiliate in connection with the distribution of Net Cash Flow or in connection with the reinvestment or distribution of the proceeds of the resale, exchange or refinancing of the Malls;

                          (X) enter into any financing for any Mall which would cause the total amount of indebtedness on all Malls to exceed the sum of 85% of the aggregate purchase price of all Malls that have not been refinanced and 85% of the aggregate fair market value of all refinanced properties, as determined by the lender as of the date of refinancing, where "indebtedness" is defined to include the principal of any loan together with any deferred interest which exceeds 5% per annum of the principal balance of such indebtedness (excluding contingent participations in income and/or appreciation in the value of the property) and to exclude any indebtedness incurred by the Partnership for necessary working capital;

                          (Y) cause the Partnership to participate in a joint venture with another program formed by the General Partner or an Affiliate; however, the General Partner may cause the Partnership to enter into such a joint venture with an affiliated program only if the two programs have substantially identical investment objectives, there are no duplicate property management or other fees, the sponsor compensation is substantially identical in each program, the Partnership has a right of first refusal to buy if the other program wishes to sell property held in the joint venture and the investment of the Partnership and the other program is on substantially the same terms and conditions;

                          (Z) allow the Partnership or an Affiliate thereof to construct or develop Additional Malls;

                          (AA)    require the completion of property
                 acquired under construction to be guaranteed at the contracted price without an adequate completion bond or other satisfactory arrangements;

                          (BB)    cause the Partnership to acquire any
                 Additional Mall without first obtaining an independent appraisal of the value thereof;

                          (CC) pay or award direct or indirectly, any commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of Interests or Units other than normal sales commissions payable to a registered broker-dealer or other person properly licensed for selling Interests or Units; or

                          (DD)    cause the Partnership to accept
                 financing where "financing" is defined to include loans as well as any disposition, renegotiation or other subsequent transaction involving loans, from the General Partner, Shopco or any Affiliate of either, except that programs affiliated with the General Partner or Shopco may provide financing if the Partnership and such affiliated program each have an independent advisor who issues a letter of opinion that the loan is fair and at least as favorable to the Partnership as a loan to an unaffiliated borrower in similar circumstances, which advisor shall be a long-established, nationally recognized investment banking firm, accounting firm, mortgage banking firm, bank, real estate financial consulting firm or advisory firm and which advisor to the Partnership shall be compensated by the General Partner or Shopco, with no reimbursement for such compensation expense to be either sought from the Partnership or paid by the Partnership to the General Partner or Shopco.

                 (e) With respect to all of its obligations, powers and responsibilities under this Agreement (including the power to cause the Partnership to cause the Owner Partnership to finance or refinance the Malls), the General Partner is authorized to execute and deliver, for and on behalf of the Partnership, such notes and other evidences of indebtedness, contracts, agreements, assignments, deeds, leases, loan agreements, mortgages and other security instruments and agreements as it deems proper, all on such terms and conditions as it deems proper.

         6.02.    Loans by the General Partner to the Partnership.

                 (a) In the event the Partnership's or the Owner Partnership's funds are insufficient to meet their respective current operating needs and additional funds cannot be borrowed on commercially reasonable terms pursuant to the provisions of
         Section 6.01(c)(ii) in connection therewith, the General Partner or its Affiliates have the right, but not the obligation, to make loans to the Partnership or to advance monies on its behalf (collectively, "Optional Loans") (which, in turn, may be loaned or contributed to the capital of the Owner Partnership). Optional Loans shall bear interest at the rate which would be charged by unrelated lending institutions as comparable loans for the same purpose in the same locality of each of the Malls. Optional Loans and interest thereon shall be repaid prior to any distributions to the Partners pursuant to Section V. Payments made in respect of Optional Loans shall be deemed first to be repayment of interest accrued on such Optional Loans and then to be repayment of the principal amount thereof. No prepayment or other penalty charges in connection with Optional Loans shall be permitted. The General Partner shall have no right to force a sale of Partnership (or Owner Partnership) assets so as to repay Optional Loans. No Optional Loans shall consist of indebtedness with a term in excess of 48 months.

         6.03. Services of the General Partner; Other Interests of Partners and Unit Holders; Fiduciary Duty.

                 (a) During the existence of the Partnership, the General Partner shall devote such time and effort to the Partnership and Owner Partnership business as may, in the good faith business judgment of the General Partner, be necessary adequately to promote the interests of the Partnership and its Owner Partnership and the mutual interests of the Partners and Unit Holders. It is specifically understood and agreed, however, that the General Partner shall not be required to devote its full time to Partnership or Owner Partnership business. Any Partner or Unit Holder may at any time and from time to time engage in and possess interests in other business ventures of any and every type and description, including, without limitation, the ownership, operation, financing and management of real estate, independently or with others (including such activities as may compete with the Partnership or the Owner Partnership, so long as such activities do not result in material adverse economic consequences to the Partnership or the Owner Partnership), and neither the Partnership, the Owner Partnership nor any Partner or Unit Holder shall by virtue of this Agreement have any right, title or interest in or to such independent ventures.

                 (b) The General Partner shall have the fiduciary responsibility towards the Limited Partners and Unit Holders alike for the safekeeping and use of all funds and assets of the Partnership, whether or not in the possession or control of the General Partner, and shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership. Furthermore, the Partnership shall not permit any Limited Partner or Unit Holder to contract away the fiduciary duty owed to such Limited Partner or Unit Holder by the General Partner under applicable law.

                 (c) The General Partner shall fulfill the same fiduciary obligations to Unit Holders as that owed to Limited Partners under this Partnership Agreement and applicable law of the State of Delaware.

         6.04.    Liability of the General Partner; Indemnification.

         Neither the General Partner nor any Affiliate of the General Partner which performs services for the Partnership (individually, an "Indemnitee") shall be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Limited Partners or Unit Holders for any loss which arises out of any act or omission performed or omitted by such Indemnitee, if such Indemnitee, in good faith, determined such course of conduct was in the best interests of the Partnership, and such course of conduct did not constitute negligence, misconduct or fraud of the Indemnitee. In no event, however, shall an Affiliate who is an Indemnitee be indemnified under the provisions of this section unless the damages or loss for which indemnification is provided either arose out of a situation in which such Affiliate was acting within the scope of the General Partner's fiduciary obligations.

         The Partnership shall indemnify and hold harmless each Indemnitee from and against any and all losses, liabilities, expenses and judgments and amounts paid in settlement of any claims sustained by such Indemnitee in connection with the Partnership provided that the same were not the result of negligence or misconduct on the part of the Indemnitee and the Indemnitee has determined in good faith that the course if conduct was in the best interest of the Partnership. Notwithstanding the foregoing, no such person, or any person acting as a broker-dealer, shall be indemnified for any loss, liability or expense arising out of or from an alleged violation of federal or state securities laws unless both
(a)(i) there has been a successful adjudication on the merits of the particular Indemnitee and the court-approved indemnification of the litigation cost, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee, and the court-approved indemnification of the litigation cost, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and (b) the court finds that indemnification of the settlement and related costs should be made. In any claim for indemnification for federal or state securities laws violations, the party seeking indemnification shall place before the court the positions of the Securities and Exchange Commission, the Massachusetts Securities Division, the California Commissioner of Corporations, the Missouri Commissioner of Securities, the Pennsylvania Securities Commission and any other applicable regulatory authority with respect to the issue of indemnification for securities laws violations. The Partnership shall not indemnify the Assignor Limited Partner for any losses, liabilities or expenses arising from any actions taken by the Assignor Limited Partner on behalf of the Unit Holders.

         Advances from Partnership funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action initiated against the Indemnitee are permitted only if (i) the legal action relates to the performance of duties or services by the General Partner or its Affiliates on behalf of the Partnership, (ii) the legal action is initiated by a third party who is not a Limited Partner or a Unit Holder, and (iii) the General Partner or its Affiliates undertake to repay the advanced funds to the Partnership in cases which they would not be entitled to indemnification. The satisfaction of any indemnification and holding harmless shall be from and limited to Partnership assets, and no Limited Partner or Unit Holder shall have any personal liability on account thereof. The Partnership shall not incur the cost of that portion of any insurance which insures any party against any liability the indemnification of which is herein prohibited.

         6.05. Limitations on and Voting Rights of Limited Partners and Unit Holders.

                 (a)      No Limited Partner or Unit Holder shall take
         part in the management or control of the business or affairs of the Partnership, have any voice in the management or operation of any Partnership property or business, or have the authority or power in its capacity as a Limited Partner or Unit Holder to act as agent for or on behalf of the Partnership, any other Partner or any other Unit Holder, to do any act which would be binding on the Partnership, any other Partner or any other Unit Holder, or to incur any expenses on behalf of or with respect to the Partnership.

                 (b) The Limited Partners may by vote of a Majority in Interests of the Limited Partners propose or approve or disapprove the amendment of this Agreement, provided, however, that any amendment that (i) converts a Limited Partner into a General Partner; (ii) modifies the limited liability of a Limited Partner in any way; (iii) changes the allocation of income and loss or the cash distributions of the General Partner or Limited Partners, or the powers, rights and duties of the General Partner; or (iv) adversely affects the ability of the Partnership to provide "flow through" tax consequences, shall require the consent of the General Partner and the Limited Partners so affected. A Majority in Interests of the Limited Partners may vote to dissolve the Partnership. Limited Partners may otherwise vote only as provided in, and in accordance with, the other provisions of this Agreement. Unit Holders shall not vote but the Assignor Limited Partner shall vote in accordance with the written instructions provided to it by the Unit Holders.

         6.06.    Liability of Limited Partners and Unit Holders.

                 (a) No Limited Partner or Unit Holder, in such capacity, shall have any personal liability whatever, whether to the Partnership, to any of the Partners or to the creditors of the Partnership, for the debts of the Partnership or any of its losses beyond (i) the amount of his Capital Contribution, (ii) his share of any undistributed assets of the Partnership and
         (iii) to the extent and for the period required by applicable law, the amount of his capital in the Partnership returned to him or the amount of any distribution which is made in violation of this Agreement or the Delaware Act. Each Unit and Limited Partnership Interest on issuance shall be fully paid and not subject to assessment for additional Capital Contributions. No Limited Partner or Unit Holder shall be required to lend any funds to the Partnership or, after his Capital Contribution has been paid, to make any further contribution to the capital of Partnership. Under the Delaware Act, a limited partner of a partnership may, under certain circumstances, be required to return to the partnership, for the benefit of the partnership or partnership creditors, amounts previously distributed to such limited partner as a return of his contribution and amounts previously distributed to him if, at the time of, and after giving effect to, such distribution, the liabilities of the partnership, other than liabilities to partners on account of their partnership interests, exceed the fair value of its assets. It is the intention and agreement of the Partners and Unit Holders that if any Unit Holder or Limited Partner (other than the Assignor Limited Partner) has received a distribution from the Partnership that is required to be returned to, or for the account of, the Partnership or Partnership creditors, such obligations shall be the obligation of the Unit Holder of Limited Partner who receives such distribution, and not the obligation of any General Partner or the Assignor Limited Partner; provided, however, that nothing contained in this Agreement shall be deemed to impose upon the transferee of a Unit any obligation to return to the Partnership or any Partnership creditor any distribution made to a prior holder of such Unit.

                 (b) Except as otherwise provided in Section 4.06 with respect to the General Partner, no Partner or Unit Holder with a negative balance in his capital account shall have any obligation to the Partnership, the other Partners or the Unit Holders to restore said negative balance.

         6.07.    Withdrawal or Removal of the General Partner.

                 (a) Except with the consent of a Majority in Interest, and except as provided otherwise in this Section 6.07, the General Partner shall not retire or voluntarily dissolve or withdraw voluntarily from the Partnership or sell, transfer or assign all or any portion of its Partnership Interest, provided, however, that the General Partner may sell, transfer or assign all or any portion of its right to receive income or any other compensation provided for hereunder without any consent of Limited Partners being required, and no assignee or transferee of all or any portion of the Partnership Interest of the General Partner shall have any right to become a general partner. Upon a voluntary retirement or withdrawal of the General Partner, the method of payment shall be fair and reasonable and shall consist of a non-interest bearing unsecured promissory note with principal payable, if at all, from distributions which the General Partner otherwise would have received.

                 (b) With the consent of any other General Partner, if any, and a Majority in Interest, the General Partner may at any time designate one or more Persons to be successors to such General Partner or to be an additional General Partner, in each case with such participation in the General Partner's Interest, as such General Partner and such successor or additional General Partners may agree upon, and the General Partner may withdraw after the admission of any such successor as a General Partner hereunder.

                 (c) Without the consent of any other Partner, the General Partner may substitute an Affiliate as general partner upon satisfying the conditions of Section 6.10 provided that such Affiliate accepts an assignment of all rights and assumes all liabilities and responsibilities of the General Partner as General Partner of the Partnership, including, without limitation, all duties and obligations of the General Partner under this Partnership Agreement and the Delaware Act.

                 (d) Each of the Limited Partners by execution of this Partnership Agreement and each of the Unit Holders by execution of his Subscription Agreement or acquisition of a Unit or by acceptance of a transfer of a Depositary Receipt, consents to the admission of any Person as a successor or additional General Partner in accordance with the terms of this Agreement which has received the consent in writing of a Majority in Interest of the Limited Partners or which is admitted pursuant to Section 6.07(c). If the admission is so consented to (or if a successor General Partner is admitted pursuant to Section 6.07(c)), such admission shall, without any further consent or approval of the Limited Partners, be deemed an act of all the Limited Partners and Unit Holders. The Partnership may issue to the General Partner a certificate or certificates representing all or any portion of its Interest, or the economic rights and benefits attributable thereto, which certificate(s) may be transferred as permitted under Sections 6.07(b), (c) or (d).

                 (e) The General Partner may not be removed as general partner of the Partnership except as set forth below:

                          (i) The General Partner may be removed as general partner by the affirmative vote of a Majority in Interest of the Limited Partners (including the Assignor Limited Partner acting on behalf of the Unit Holders).

                          (ii) Any action by the Limited Partners to remove the General Partner also must provide for the election of a successor general partner and the election to continue the business of the Partnership pursuant to
                 Section 10.02(b). The General Partner removed as a general partner pursuant to this Section 6.07(e) shall not have any right to participate in the management or control of the business of the Partnership upon the effective date of such removal.

                          (iii)   Notwithstanding the provisions of
                 Section 6.07(e), the rights of the Limited Partners thereunder shall be void ab initio if prior to or within 15 days of such vote the Partnership receives an opinion of counsel that the action in question (i) is not in accordance with the terms of this Agreement and applicable law, (ii) may cause the loss of limited liability of the Limited Partners or Unit Holders under this Agreement or (iii) may cause the Partnership to lose its ability (in whole or in part) to provide "flow through" tax consequences.

         If the General Partner is removed pursuant to Section 6.07(e) and a successor general partner is elected pursuant to Section 10.02(b), the former General Partner shall have no right to participate in the management or control of the affairs of the Partnership nor shall it have any right to vote in any vote requiring the consent of the Limited Partners or Unit Holders. A General Partner that has been removed shall not be entitled to any allocation of income, gain or loss of the Partnership or any distributions, allocable or payable in either case to the Unit Holders, but shall instead retain the share of the profits, gains, losses, and distributions which it held in its capacity as General Partner hereunder, until such time, if at all, as the General Partner's interest is acquired as hereinafter described. The Partnership or any successor General Partner elected by the Limited Partners shall have the option, but not the obligation, to acquire the interest in the Partnership of any General Partner so removed upon payment to the former General Partner of the fair market value of such interest, such value to be determined by agreement between the General Partner so removed and the Partnership, or, in the absence of such agreement, by arbitration in accordance with the rules of the American Arbitration Association. The expense of arbitration shall be borne equally by the General Partner so removed and the Partnership. Fair market value of the interest of the General Partner so removed shall be the amount the General Partner would receive upon dissolution and termination of the Partnership assuming that such dissolution or termination occurred on the date the General Partner was removed and the assets of the Partnership were sold for their then fair market value without any requirement on the part of the Partnership to sell such assets. The method of payment to the General Partner shall be fair and reasonable and shall consist of an interest bearing promissory note coming due in no less than 5 years with equal installments payable each year.

                 (f) In connection with any transfer by a General Partner of all or any part of its interest pursuant to this
         Section 6.07 and the admission of a successor or additional General Partner, any such successor or additional General Partner, shall, together with any then remaining General Partners, continue the business of the Partnership without dissolution. In the event of the removal of a General Partner under Section 6.07(e) or a transfer by the General Partner of its entire Partnership Interest as a General Partner, the successor General Partner designated by the withdrawing General Partner (or the successor elected by the Limited Partners in the case of a removal), shall be admitted to the Partnership as a General Partner immediately prior to the effective date of withdrawal of the withdrawing General Partner and shall continue the business of Partnership without dissolution.

         6.08.    Certain Fees and Expenses.

                 (a) The General Partner or its Affiliates shall receive Acquisition Fees, Acquisition Expenses and other Front-end Fees described in the Prospectus for services rendered in connection with (i) the acquisition and financing of the Malls,
         (ii) the organization of the Partnership and the Owner Partnership and (iii) the negotiation of the terms of the management and leasing agreement for the Malls.

                 (b) For services rendered in connection with the offering of Units, Shearson will receive (i) selling commissions of 8% of Limited Partners' Capital Contributions and (ii) reimbursement of certain Organization and Offering Expenses not to exceed in the aggregate, including the amount of selling commissions, 15% of Limited Partners' Capital Contributions.

                 (c) All expenses of the Partnership will be billed directly to and paid by the Partnership. The General Partner may be reimbursed for the actual cost of goods and materials used for or by the Partnership and obtained from unaffiliated entities. The General Partner may be reimbursed for the administrative services necessary to the prudent operation of the Partnership provided that the reimbursement shall be at the lower of actual cost to the General Partner or the amount the Partnership would be required to pay to independent parties for comparable administrative services in the same geographic location. However, no reimbursement may be had for services for which the General Partner is entitled to compensation by way of a separate fee. The following items shall be excluded from allowable reimbursement (except to the extent permissible as front-end fees): rent or depreciation; utilities; capital equipment; other administrative items: salaries, fringe benefits, travel expenses, and other administrative items incurred by or allocated to any controlling persons of the General Partner, Shopco or affiliates. "Controlling person," for purposes hereof, includes but is not limited to, any person, whatever their title, who performs functions for the General Partner or Shopco similar to those of chairman or member of the board of directors; executive management, such as the president, vice president or senior vice president, corporate secretary, treasurer, senior management, such as the vice president of an operating division who reports directly to executive management; or those holding 5% or more equity interest in the General Partner or Shopco or a person having the power to direct or cause the direction of the General Partner or Shopco, whether through the ownership of voting securities, by contract, or otherwise. Except as specifically set forth in the Partnership Agreement or Prospectus, no other services may be performed by the General Partner, Shopco or an Affiliate thereof except in extraordinary circumstances and provided the following criteria are met:

                          (i) the compensation, price or fee therefor must be comparable and competitive with the compensation, price or fee of any other person rendering comparable services or selling or leasing comparable goods which could reasonably be made available to the Partnership and shall be on competitive terms;

                          (ii)    the fees and other terms of the
                 contract shall be fully disclosed;

                          (iii)   the General Partner, Shopco or its
                 Affiliate, as the case may be, must have previously been engaged in the business of rendering such services or selling or leasing such goods, independently of the Partnership and as an ordinary and ongoing business; and

                          (iv)    all goods or services for which the
                 General Partner, Shopco or an Affiliate is to receive compensation shall be embodied in a written contract which precisely describes the services to be rendered and all compensation to be paid, which contract may only be modified by a vote of the majority of the limited partners, and which contract shall contain a clause allowing termination without penalty on 60 days' notice.

         6.09.    Code Elections.

         Except as otherwise specifically provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election including, without limitation, the elections provided for in Code sections 168 and 754 on behalf of the Partnership. The General Partner shall have the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the interests of the Limited Partners and Unit Holders; provided that the General Partner shall not seek to revoke any such election unless the General Partner has received an opinion of counsel to the effect that such revocation would not cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes.

         6.10.   Net Worth of the General Partner.

         Each Partner and Unit Holder hereby acknowledges and agrees that the General Partner's net worth will be funded by a demand promissory note executed and delivered by Shearson Lehman Hutton Group Inc., the sole shareholder of the General Partner, to the General Partner. Such demand promissory note will be for $2,900,000 if a Closing occurs in respect to the sale of the Minimum and shall be raised to $3,400,000 if a Closing occurs such that 70,250 Units in the aggregate will have been sold and $4,100,000 if Closings occur such that an aggregate of more than 70,250 Units will have been sold.

         6.11.   Sale or Lease of Malls.

         The following activities with regard to the sale or lease of the Malls shall be prohibited: the sale or lease of property to the General Partner, Shopco or an Affiliate thereof (except the Master Rental Income Guaranty); the purchase or lease of Additional Malls from a program in which the General Partner, Shopco or an Affiliate thereof has an interest; and the purchase or lease of Additional Malls in which the General Partner, Shopco or an Affiliate thereof has an interest except if purchased temporarily for the purpose of facilitating (i) the acquisition thereof or (ii) the borrowing of money or (iii) the obtaining of financing or (iv) the completion of construction or (v) any other purpose related to the business of the Partnership, provided (x) the price for which such property is purchased by the Owner Partnership may not be greater than the cost to the General Partner, Shopco or an Affiliate thereof except to the extent a profit is permissible as a Front-end Fee, and provided (y) there is no increase in interest rates of the loans secured by the property from the time acquired by the General Partner, Shopco or an Affiliate thereof to the time acquired by the Owner Partnership (except as disclosed in the Prospectus in respect to the possible acquisition of Assembly Square by an Affiliate of the General Partner prior to its transfer to the Partnership).

         Additionally, a Majority in Interest of Limited Partners may vote to approve or disapprove the sale of substantially all of the assets of the Partnership.

         6.12.   Meetings.

         Meetings of the Limited Partners for any purpose as to which Limited Partners may act as provided in this Agreement may be called by the General Partner at any time and shall be called by the General Partner at a time and place convenient to Unit Holders and Limited Partners within 10 days following receipt of a written request for such a meeting signed by 10% or more of the holders of outstanding Limited Partnership Interests. The General Partner shall provide all Limited Partners and Unit Holders written notice, either in person or by certified mail, of a meeting and the purpose of such meeting, the same to be held on a date not less than 15 days nor more than 60 days after receipt of said request. Any request by Unit Holders for a meeting shall be directed to the Assignor Limited Partner who, for this purpose, shall act to the extent, and only to the extent, of written directions received from Unit Holders. Any such request shall state the purpose of the proposed meeting and the matters proposed to be acted upon at such meeting. Meetings shall be held at the principal office of the Partnership or at such other place as may be designated by the General Partner. At any meeting of Limited Partners, the Assignor Limited Partner shall vote (whether by proxy, ballot, consent or otherwise) so many of the assigned Limited Partnership Interests held by it in favor of or in opposition to any matter upon which the instructions received by it from Unit Holders as of the applicable record date. Other than their rights as herein provided to give written instructions to the Assignor Limited Partner, the Unit Holder shall have no other voting or consent rights. Notwithstanding the foregoing, Unit Holders of record as of the applicable record date shall be entitled to all notices of, and to be present and be heard at, all meetings of Limited Partners.

         6.13.   Notice.

         Notice of any meeting to be held pursuant to Section 6.12 shall be delivered to each Limited Partner and Unit Holder at his record address, or at such other address which he may have furnished in writing to the General Partner. Such notice shall be in writing and shall state the place, date and hour of the meeting, the purpose or purposes of the meeting, and shall indicate that it is being issued at or by the direction of the General Partner or Limited Partners calling the meeting. Such notice shall contain a verbatim statement of any resolution proposed by the Limited Partners and of any proposed amendment to this Agreement. If a meeting is adjourned to another time or place, and if any announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting. The presence in person or by proxy of Limited Partners holding more than 50% of the outstanding Partnership Interests (including those held by the Assignor Limited Partner for the Unit Holders) shall constitute a quorum at all meetings of the Limited Partners; provided, however, that if no such quorum is present, holders of more than 50% of such Partnership Interest so present or so represented may adjourn the meeting form time to time without further notice, until a quorum shall have been obtained. No notice of the time, place or purpose of any meeting of Limited Partners or Unit Holders need be given to any Limited Partner or Unit Holder who attends in person or is represented by proxy (except when a Limited Partner or Unit Holder attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened), or to any Limited Part or Unit Holder entitled to such notice who waives such notice in a writing executed and filed with the records of the meeting, either before or after the time thereof.

         6.14.   Record Date.

         For the purpose of determining the Limited Partners entitled to vote and the Unit Holders entitled to direct the voting of the Assignor Limited Partner at any meeting of the Limited Partners, or any adjournment thereof, the General Partner or the Limited Partners and Unit Holders requesting such meeting or vote may designate, in advance, a date as the record date of any such determination of Limited Partners. Such date shall not be more than 60 days nor less than 15 days before any such meeting. A list of the names and addresses of all Limited Partners and Unit Holders shall be maintained as a part of the books and records of the Partnership and shall be made available upon reasonable request of any Limited Partner or Unit Holder of his representative at his cost. At each meeting of Limited Partners and Unit Holders, the Limited Partners and the Assignor Limited Partner on behalf of the Unit Holders either present or represented by proxy shall elect such officers and adopt such rules for the conduct of such meeting as they shall deem appropriate.

         6.15.   Front-end Fees.

         An amount not less than the greater of (a) 85% of the Limited Partners' Capital Contributions, reduced by .1625% for each 1% of financing of the Malls, or (b) 77% of the Limited Partners' Capital Contributions, will be committed to Investment in Properties. Front-end Fees shall be limited to 15% of the Limited Partners' Capital Contributions, increased by .1625% for each 1% of financing of the Malls.


                               SECTION VII

               Assignment of Assignor's Limited Partnership
           Interests to Unit Holders and Rights of Unit Holders

         7.01. Assignment of Interests: Timing, Procedures, Rights, Liabilities, and Fiduciary Duty.

                 (a) At each Closing, the Assignor Limited Partner shall contribute to the Partnership on behalf of the purchaser of Units the proceeds of the sale of Units received and accepted by the General Partner. The Assignor Limited Partner shall hold such Interests (and shall keep and simultaneously supply the Partnership with a list containing the name, address and number of Units purchased by each Unit Holder, which list shall be available for inspection by any Unit Holder on written request) and the purchaser of such Units shall be entered on the books and records of the Partnership. The Partnership shall, on or about each Closing Date, issue to the order of the respective Unit Holders Depositary Receipts registered in the names of such Unit Holders (or their nominees) in respect of the Units held. By subscribing for the purchase of Units or tendering payment for Units, as well as by requesting or holding a Depositary Receipt of a confirmation of purchase of Units, or by requesting that a Unit be registered in his name, each Unit Holder will be deemed to have consented to and to be bound by all of the terms, conditions, rights and obligations set forth in this Agreement and, without limitation, to have granted the power of attorney set forth in Section 12.03.

                 (b) The Assignor Limited Partner, by the execution of this Agreement, irrevocably transfers and assigns to the Unit Holders as of the applicable Closing Date all of the Assignor Limited Partner's rights and interest in and to the Interests, except as otherwise provided herein, as of the time of release by the Escrow Agent to the Assignor Limited Partner or to the Partnership on behalf of the Assignor Limited Partner of any payment for Units. The rights and interest so transferred and assigned shall include the following:

                          (i)     all rights to receive distributions
                 pursuant to Section V;

                          (ii)    all rights to receive allocations of
                 items of taxable income and losses and net gains and losses pursuant to Section IV;

                          (iii) all rights to inspect books and records and to receive reports pursuant to Section VIII;

                          (iv) all rights which Limited Partners have under the Delaware Act, including the right to sue to enforce obligations of the Partnership, except as otherwise provided herein;

                          (v)     the right to instruct the Assignor
                 Limited Partner with respect to the voting of the Interests related to the Units (the Assignor Limited Partner having no right to vote with respect to any Unit or Interest without instructions from the record owners of the applicable Units) and rights to call meetings; and

                          (vi) the right to bring derivative actions pursuant to Sections 17-1001 et seq. of the Delaware (or any successor provision thereof), and all rights to maintain actions under Sections 17-205, 17-802 and 17-803 of the Delaware Act (or any successor provision thereof) (and, in the event any such action must be brought in the name of the Assignor Limited Partner, the Assignor Limited Partner agrees to cooperate, at the expense of the concerned Unit Holders, in all respects with the maintenance of any such action).

                 (c) The General Partner, by the execution of this Agreement, irrevocably consents to and acknowledges that (i) the foregoing transfer and assignment by the Assignor Limited Partner to the Unit Holders are intended to be assignees of all the foregoing rights and privileges of the Assignor Limited Partner with respect to the Interests. The General Partner covenants and agrees that in accordance with the foregoing transfer and assignment, the Assignor Limited Partner's rights and privileges with respect to Interests may be exercised by the Unit Holders including, without limitation, clauses (i)-(vi) in paragraph (b) above.

                 (d) The Assignor Limited Partner shall not be liable to any Unit Holder for any action or nonaction by it in reliance upon advice, written notice, request or direction from a Unit Holder believed by the Assignor Limited Partner to be genuine and to have been signed or presented by the proper Person(s), however, the Assignor Limited Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Unit Holders or assignees, whether or not in the Assignor Limited Partner's possession and control, and the Assignor Limited Partner is prohibited from employing or permitting another to employ such funds or assets in any manner except for the exclusive benefit of the Unit Holders or the assignees. Furthermore, the Unit Holders or assignees shall not be permitted to contract away the fiduciary duty owed to them by the Assignor Limited Partner under the common law of agency.

                 (e) Each Unit Holder shall be liable for and to the extent of any liability imposed upon the Assignor Limited Partner in its capacity as a Limited Partner of the Partnership with respect to such Unit Holder's Units for returns of Partnership distributions and Capital Contributions.

                 (f) Notwithstanding the assignment of Interests referred to in this Section 7.01, the Assignor Limited Partner, subject to the right of a Unit Holder to become a substituted Limited Partner as provided in Section 7.02(a) shall retain legal title to such Interests and shall be and remain a Limited Partner of the Partnership.

                 (g) The Partnership shall make all distributions to Unit Holders pursuant to Section V and shall distribute all reports and other communications directly to Record Holders entitled to receive such distributions, reports and communications and not to the Assignor Limited Partner.
         Delivery of a distribution, report or other communication to the Assignor Limited Partner shall not relieve the Partnership or the General Partner from responsibility and liability for delivery of such distribution, report or other communication to the Record Holder entitled to receive such distribution, report or communication.

         7.02.    Rights and Obligations of Unit Holders to Become Limited
                 Partners.

                 (a) Any Unit Holder may exchange any or all of its Units for corresponding Interests by (i) delivering the General Partner and the Assignor Limited Partner such documents as may be reasonably required by the General Partner and the Assignor Limited Partner and (ii) paying such reasonable fees and expenses for actual legal and administrative costs not to exceed $150 per Transfer, provided, however, that the holder of any such Interest received in exchange for a Unit shall not be admitted to the Partnership as Limited Partner unless and until the General Partner shall have consented to such admission, which consent shall not be unreasonably withheld or delayed. If such holder of an Interest is admitted to the Partnership, sales, assignments, transfers, encumbrances or other dispositions ("Transfers") of such Interests shall be governed by the provisions of Section IX. A Person making a Transfer shall hereinafter be referred to as a "Transferor" and a Person receiving such Transfer a "Transferee." If the General Partner does not so consent, the Person requesting such exchange shall remain a Unit Holder. If the General Partner does so consent to the admission of a Unit Holder as a Limited Partner, no consent of any other Limited Partner or Unit Holder shall be required to effect such admission. Holders of Interests, other than the Assignor Limited Partner, may not convert such Interests into Units. Conversions of Units into Interests shall be accomplished at such times as the General Partner shall determine, but not less frequently than quarterly. The number of Interests held by the Assignor Limited Partner shall be reduced by the number of Interests issued to Unit Holders pursuant to this Section 7.02(a).

                 (b) The General Partner may at any time require the Unit Holders to become Limited Partners, and may take such other action with respect to the manner in which Units or Interests are being or may be transferred or traded, as it may deem necessary or appropriate in order to preserve the ability of the Partnership to provide "flow through" tax consequences, to prevent termination of the Partnership for federal income tax purposes or to insure that Unit Holders will be treated as limited partners for federal income tax purposes, consistent with the procedures set forth in Sections 7.04 and 7.03(e).

         7.03.    Transfer of Units.

                 (a) A Unit Holder may Transfer its Units, or any part thereof, by a Transfer of the Depositary Receipt representing the Units in accordance with the terms of, and subject to the conditions specified in, the Depositary
         Agreement.

                 (b) Each distribution in respect of a Unit shall be paid by the Partnership, directly or through the transfer agent or through any other person or agent, only to the Record Holder of such Unit as of the Record Dates set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in or with respect to such payment by reason of any assignment or otherwise. The expense of any action taken pursuant to this
         Section 7.03(b) will be a Partnership expense.

                 (c) Notwithstanding anything to the contrary herein, the Partnership shall not recognize for any purpose any purported transfer by a Unit Holder of all or any part of a Unit held by such Unit Holder until such transfer has been effected on the books of the Transfer Agent.

                 (d) By payment of its subscriptions and acceptance of the confirmation of its purchase of a Unit to Units, any holder of a Unit conclusively shall be deemed to have agreed to comply with and be bound by all terms and conditions of this Agreement and the Depositary receipt evidencing such Unit.

                 (e) In order to prevent the Partnership from being treated as a "publicly traded partnership" for federal tax purposes, when the General Partner determines, in its sole discretion, that there is a risk that a proposed Transfer of Units may occur on a secondary market (or a substantial equivalent thereof) and the General Partner receives an opinion of Counsel that the exercise of the following powers would not cause the assets of the Partnership to become plan assets for purposes of ERISA, then the Partnership and the General Partner have the right (i) to refuse to recognize any such attempted Transfer which would constitute a Transfer in a secondary market (or a substantial equivalent thereof) as defined under Code section 7704 and any Regulations promulgated thereunder, (ii) to require the Unit Holders not to Transfer their Units on a secondary market (or a substantial equivalent thereof), (iii) to require the Unit Holders to provide all the information respecting transfers which the General Partner deems necessary in order to determine whether the Transfer may occur on a secondary market (or a substantial equivalent thereof), and (iv) to take any actions they deem necessary or appropriate in their reasonable discretion so that such Transfer is not in fact recognized.

         7.04. Deferral of Registration of Transfers of Interests or Units to Avoid Termination of the Partnership.

         The registration of any Transfer (other than a Transfer by will or intestacy upon death of the Transferor) of an Interest or Unit may be deferred in the discretion of the General Partner if such Transfer, when added to the total of all other Interests and Units for which Transfers are made within the period of 12 consecutive months prior to the proposed date of Transfer, would, in the opinion of Counsel, result in a termination of the Partnership under Code section 708. The General Partner will give written notice to all Limited Partners and Unit Holders in the event that registrations of transfer should be suspended for such reason. Any deferred registrations of transfers will be made (in chronological order to the extent practicable) as of the first day of a fiscal semi-annual period after the end of any such 12-month period.

         7.05. Transfer Fee. The Partnership will charge a transfer fee of its actual costs not to exceed $200.00 on the first Closing Date (such $200.00 to be adjusted annually to adjust for increases or decreases in the Consumer Price Index), in connection with the purchase or sale of Units and Partnership Interests to cover reasonable expenses of Transfer in an amount to be determined by the General Partner from time to time. Such fee may be waived in the discretion of the General Partner. Each Transfer must comply with applicable state "Blue Sky" laws and requirements of the National Association of Securities Dealers, Inc. The Partnership may require evidence that any such applicable laws and standards have been met before agreeing to any Transfer of Units.

         7.06.    Replacement of the Assignor Limited Partner.
Notwithstanding any other provision hereof, if for any reason the

Assignor Limited Partner should dissolve or become subject to any voluntary or involuntary bankruptcy or insolvency proceedings, or in the event of the failure of the Assignor Limited Partner to perform any obligation under this Agreement in accordance with the terms hereof with respect to Limited Partnership Interests for which the Assignor Limited Partner is the assignor limited partner, the General Partner may remove the Assignor Limited Partner as the assignor limited partner and substitute in its place such Person as the General Partner determines in its sole discretion. Thereafter (of after any withdrawal and replacement of the Assignor Limited Partner as described below), the Assignor Limited Partner shall have no right of any nature whatsoever in or with respect to the Limited Partnership Interests (other than any owned in its individual capacity). If the Assignor Limited Partner withdraws as a Limited Partner (whether or not such withdrawal constitutes a breach of any provision of this Agreement), the General Partner may substitute such Person as the assignor limited partner as the General Partner deems appropriate in its sole discretion. Upon such removal and/or replacement of the Assignor Limited Partner as the assignor limited partner, the successor selected by the General Partner shall succeed automatically and without the requirement of further action, to the legal title to the Limited Partnership Interests previously held of record by the Assignor Limited Partner (other than any owned in its individual capacity), and thereafter such successor shall be a Limited Partner of the Partnership and shall have all of the rights and obligations of the Assignor Limited Partner hereunder. This Section 7.06 shall be equally applicable to any successor in interest to the Assignor Limited Partner.


                               SECTION VIII

                     Books, Records and Bank Accounts

         8.01. Fiscal Year. The fiscal year of the Partnership shall end on December 31 of each year.

         8.02. Records of Partnership Transactions. The General Partner shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership. The General Partner shall also be responsible to maintain throughout the existence of this Partnership all the documentation relating to the suitability of investors in the Partnership. In addition, the Partnership shall keep copies of the appraisals of the Malls by Cushman & Wakefield of Pennsylvania, Inc. or by any other independent appraiser for 5 years from the date hereof and shall make such appraisals available to a Unit Holder upon request. Appraisals will be obtained for any Additional Malls purchased.

         8.03. Access to Partnership Records. Upon reasonable demand for any purpose related to the Limited Partners' and Unit Holders' interests as a Limited Partner or Unit Holder (including but not limited to litigation to protect such Limited Partners' and Unit Holders' interests as Limited Partners or Unit Holders), and subject to payment of a reasonable fee for the copying of such records only, Limited Partners and Unit Holders and their designated representatives shall be permitted access to all records of the Partnership and the Owner Partnership at the principal office of the Partnership and the Owner Partnership during reasonable business hours and shall have the right to make copies thereof, including a copy of this Agreement or any amendments thereto or restatements hereof containing the most recent listing of Partners' and Unit Holders' names, addresses and capital contributions and, upon request, a list of the names and addresses of all the Limited Partners and Unit Holders will be mailed to any Limited Partner.

         8.04. Method of Accounting; Preparation of Tax Returns. The Partnership will prepare its tax filings based on the accrual method of accounting. Within 75 days after the end of each fiscal year of the Partnership, the General Partner shall prepare, or cause to be prepared, all federal, state and local partnership returns of income for the Partnership; and, in connection therewith, shall, in its sole discretion, make any available or necessary tax elections. Within such 75 day period, the Partnership will furnish to each person who was a Limited Partner or Unit Holder on the first day of a month or other record date during the preceding fiscal year all information required to be set forth in such Partner's or Unit Holder's individual federal income tax return.

         8.05. Reports on Partnership's Business. Within 60 days after the close of each calendar quarter other than the last calendar quarter of the fiscal year, commencing with the first full calendar quarter after the Closing Date, the General Partner shall furnish to each person who was a Limited Partner or Unit Holder of record at any time during the calendar quarter then ended a report setting forth details with respect to the progress of the Partnership's business and unaudited financial statements and other relevant information regarding the Partnership and its activities during the preceding calendar quarter, including a statement of any transactions between the Partnership and the General Partner or its Affiliates and of any fees, commissions, compensation, reimbursements and other benefits paid or accrued to the General Partner or its Affiliates during such calendar quarter, showing the amount paid or accrued to each recipient and the services performed, and including a statement setting forth in detail the source of any distributions paid to the Limited Partners and Unit Holders for or during the quarter including the amount of distributions made from reserves, from funds generated through operations of the Property or the sale or other disposition of Partnership assets.

         8.06. Report on Form 10-Q. The Partnership shall also furnish to the Limited Partners and Unit Holders, within 60 days after the close of each calendar quarter, the quarterly report on Form 10-Q filed by the Partnership with the Securities and Exchange Commission (or a quarterly report containing at least as much information as the Form 10-Q).

         8.07. Annual Financial Reports. Within 120 days after the end of each fiscal year, the General Partner will furnish to Limited Partners and Unit Holders (i) an annual report containing an audited financial statement of the Partnership, including a balance sheet and statements of income, partner's equity and changes in financial position and a cash flow statement, for the year then ended, all of which, except the cash

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

flow statement, shall be prepared in accordance with generally accepted accounting principles, together with the report of the independent certified public accountants thereon, (ii) a report of the activities of the Partnership during the fiscal year, (iii) a statement of any transactions with the General Partner or its Affiliates and of fees, commissions, compensation, reimbursements and other benefits paid or accrued to the General partner or its Affiliates for the last quarter and for such year, showing the amount paid or accrued to each recipient and the services performed and (iv) a statement setting forth in detail the source of any distributions paid to the Limited Partners and Unit Holders for or during the last quarter and such fiscal year, including the amount of distributions made from reserves, from funds generated through operations or from funds derived from the sale, refinancing or other disposition of Partnership assets. Such report shall also include a report of the activities of the Partnership during such fiscal year. The audited financial statements referenced in (ii) shall include verification by such accountants of the allocation of costs reimbursed to the General Partner and its Affiliates. The method of verification shall be in accordance with generally accepted auditing standards, and the method of verification shall at minimum provide: (i) A review of the time records of individual employees, the costs of whose services were reimbursed; (ii) A review of the specific nature of the work performed by each such employee.

         8.08. Bank Accounts; Temporary Investments. All receipts, funds and income of the Partnership shall be deposited in the name of the Partnership in such bank account or accounts of a savings and loan association, commercial bank or other financial institution as the General Partner from time to time shall determine. Withdrawals from said banks shall be made on the signature of the General Partner or other person designated by the General Partner. Notwithstanding the foregoing, the General Partner on behalf of the Partnership shall be authorized to invest Partnership funds temporarily not needed or Partnership purposes in United States Treasury obligations, money market funds, certificates of deposit, bankers' acceptances or any other similar money market instruments or funds.

         8.09.    Tax Matters Partner.

                 (a) The General Partner shall be designated on the Partnership's annual federal income tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Partnership for purposes of Code Section 6231(a)(7)(A) (or any successor provision thereof). Each Person (the "Pass-Through Partner") that holds or controls an interest as a Limited Partner or Unit Holder on behalf of, or for the benefit of, another Person or Persons, or which Pass-Through Partner is beneficially owned (directly or indirectly) by another Person or Persons shall, within 30 days following receipt from the General Partner of any notice, demand, request for information or similar document, convey such notice, demand or request in writing to such holders of beneficial interests in the Partnership holding such interests through such Pass-Through

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

         Partner as shall be necessary to obtain information so as to fully respond to such notice, demand or request from the General Partner.

                 (b) In the event the Partnership shall be the subject of an income tax audit by any federal, state or local authority to the extent the Partnership is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the General Partner shall be authorized to act for, and its decision shall be final and binding upon, the Partnership and each Partner and Unit Holder thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Partnership.

         8.10. Reports to Administrators. The General Partner shall furnish to each state securities or "Blue Sky" commissioner any report or statement required to be distributed to the Limited Partners and Unit Holders and requested by such state commissioner.

         8.11.   Modifications to Reporting Requirements.

         In the event that the Securities and Exchange Commission promulgates rules which allow a reduction in the Partnership's reporting requirements, the Partnership may cease to prepare and file certain reports mentioned in this Section VIII if the General Partner determines such action to be not adverse to the interest of the Partnership.

                                SECTION IX

                          Transfers of Interests

         9.01.    Restrictions on Transfer or Assignment of Interests.

                 (a) No Limited Partner (other than the Assignor Limited Partner) may Transfer, all or any portion of its Interests without giving written notice of such Transfer to the General Partner. No Transfer shall be effective against the Partnership or the General Partner until the first day of the month next succeeding the month in which the General Partner receives (i) the written notice described below and (ii) a duly executed written instrument of Transfer. If a Transfer, occurs by reason of the death of a Limited Partner or a Transferee thereof, such written notice may be given by the duly authorized representative of the estate of the Limited Partner or such Transferee and shall be supported by such proof of legal authority and valid assignment as may reasonably be requested by the General Partner.

                 (b)      The written notice required by this Section
         9.01 shall specify the name and residence address of the Transferee and the date of Transfer, shall include a statement by the Transferee that it agrees to give the above-described

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

         written notice to the General Partner upon any subsequent assignment and shall be signed by both the Transferor and Transferee. The General Partner may, in it sole discretion, waive receipt of the above-described notice or waive any defect therein. The Partnership shall recognize the Transferee as the holder of the Interests assigned (but not as a Substituted Limited Partner except pursuant to the provisions of Section 9.02), only in the event that such assignment is made in accordance with the provisions of this Article IX.

                 (c)      No Transfer of Interests may be made:

                          (1)     if the General Partner or counsel to
                 the Partnership shall be of the opinion that such Transfer

                                  (i)      would be in violation of any
                          applicable state securities or "Blue Sky" laws or any investor suitability standards established by the Partnership;

                                  (ii)     would result in the
                          Partnership losing its ability to provide
                          "flow-through" tax consequences;

                                  (iii)    would result in the
                          termination of the Partnership pursuant to the provisions of Code Section 7.08; and

                          (2) unless each of the following conditions are satisfied:

                                  (i)      the Transferor and Transferee
                          shall execute and acknowledge such other instruments as the General Partner reasonably deems necessary or desirable to effect such assignment including, but not limited to, evidence of the assignee's compliance with suitability standards imposed by the Partnership and applicable "Blue Sky" laws and

                                  (ii)     the Partnership shall have
                          received from the assignor or assignee a transfer fee as set forth in Section 7.05 to cover all reasonable expenses of the Transfer, including without limitation, all legal expenses, but such transfer fee may be waived by the General Partner in its sole discretion.

                 (d)      The General Partner may impose further
         restrictions on Transfer described in Sections 7.03(e), but subject to the conditions of that section.


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

         9.02.    Substituted Limited Partners.

         In addition to the restrictions on Transfers as set forth in
Section 9.01, no Transferee shall be admitted to the Partnership as a Substituted Limited Partner unless all of the following conditions are satisfied:

                 (a) A duly executed written instrument of Transfer setting forth the intention of a Transferor seeking to Transfer all or a portion of its Interests, that the Transferee shall become a Substituted Limited Partner in its place, which is in form and substance satisfactory to the General Partner, shall have been filed with the General Partner.

                 (b) The Transferor and Transferee shall execute and acknowledge such other instruments as the General Partner reasonably deems necessary or desirable to effect such assignment and admission, including, but not limited to, the written acceptance and adoption by the recipient of the provisions of the Agreement and its execution, acknowledgment and delivery to the General Partner of a power of attorney, the form and consent of which are more fully described in Section 12.03.

                 (c) The Partnership shall have received from the Transferor or Transferee a transfer fee in such amount as the General Partner may from time to time determine to cover all reasonable expenses of the Transfer, including, without limitation, all legal expenses and all expenses related to the amendment of this Agreement and/or the Certificate, if such amendment is required by law, but such transfer fee may be waived by the General Partner, in its sole discretion; and

                 (d) The General Partner has consented in writing to the Transferee becoming a Substituted Limited Partner, which consent the General Partner may grant or withhold in its sole discretion.

         9.03.    Recognition of Transfer.

                 (a) Any Transfer of an Interest in contravention of any of the provisions of this Section IX shall be void and ineffective and shall not be binding upon or recognized by the Partnership.

                 (b) A Transferee of a beneficial interest in the Interest who is not admitted as a Substituted Limited Partner, shall have no right to require any information or account of the Partnership's transactions or to inspect the Partnership's books or to vote on any matter, and it shall only be entitled to receive distributions from the Partnership and allocations of income, gain, loss and deduction attributable to the beneficial interest in the Interests acquired by reason of such Transfer from the first day of the month following the month in which the written instrument of Transfer, executed by the assignor and in form and substance as set forth in Section 9.01, and other documents requested by the General Partner pursuant to the provisions of Section 9.01 shall have been received by the Partnership.

                 (c) Anything contained herein to the contrary notwithstanding, both the Partnership and the General Partner shall be entitled to treat the Transferor of such Units as the absolute owner thereof in all respects, and shall incur no liability for allocations of income, gain, loss or deduction or for distributions to the assignor until the first day of the calendar month following the month in which the Partnership shall have received all of the documents provided for in Section 9.01.

         9.04.    Treatment of a Substituted Limited Partner as a Limited
Partner.

         Within a reasonable period of time after the date when the General Partner shall have consented to the substitution of a Transferee as a Substituted Limited Partner, and the Transferor and Transferee shall have satisfied all of the conditions of Section 9.02, the General Partner shall amend the records of the Partnership and, if such amendment is required by law, the Certificate of the Partnership shall be amended at least quarterly to admit the recipient as a Substituted Limited Partner. The admission of any person as a Substituted Limited Partner shall become effective as of the first day of the calendar month following the satisfaction of all of the conditions set forth in Section 9.02. Any person admitted to the Partnership as a Substituted Limited Partner shall be subject to all of the provisions of this Agreement as if an original party hereto.

         9.05.    Withdrawal, Bankruptcy or Incapacity of a Limited
Partner.

                 (a) No Limited Partner at any time shall withdraw from the Partnership. However, such restriction shall not prevent the substitution of a Limited Partner in the place and stead of another Limited Partner if the applicable terms and conditions of Section 9.02 are complied with.

                 (b) In the event of bankruptcy or incapacity of a Limited Partner (the "Withdrawing Limited Partner") the legal representative of the Withdrawing Limited Partner shall have such power as the Withdrawing Limited Partner possessed to constitute a successor as an assignee of its Interests in the Partnership and to join with such assignee in making application to substitute such assignee as a Limited Partner. Such legal representative shall succeed to the rights of the Withdrawing Limited Partner to receive distributions from the Partnership and to join with such assignee in making application to

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

         substitute such assignee as a Limited Partner. Such legal representative shall succeed to the rights of the Withdrawing Limited Partner to receive distributions from the Partnership and allocations of income, gain, loss and deduction; provided, however, that such legal representative shall not have the right to become a Substituted Limited Partner in the place of the Withdrawing Limited Partner unless the conditions of Section
         9.02 (other than the requirement that the assignor execute and acknowledge instruments) are first satisfied.

         9.06.    Assignment of  Units.

         The provisions of this Section IX shall not apply to the transfer and assignment of Units by the Assignor Limited Partner in accordance with the provisions of Section VII.

         9.07. Transfers in Violation of Section. Any Transfer in contravention of any of the provisions of this Section IX shall be void and ineffectual, and shall not bind or be recognized by the Partnership.


                                SECTION X

                       Dissolution and Termination

         10.01.   No Dissolution.

         The Partnership shall not be dissolved by the admission of additional Limited Partners or Substituted Limited Partners nor by the admission of Substituted General Partners in accordance with the terms of this Agreement.

         10.02.   Events of Dissolution.

                 (a) The Partnership shall be dissolved on the earliest to occur of the following events:

                          (i)     on a date designated by the General
                 Partner and a Majority in Interest of the Limited Partners (including the Assignor Limited Partner acting on behalf of Unit Holders);

                          (ii)    the Bankruptcy or withdrawal of the
                 General Partner;

                          (iii) upon the sale of all or substantially all of the Partnership's equity interest in the Owner Partnership or of the Malls by the Owner Partnership (unless the General Partner elects to continue the existence of the Partnership pending collection of the deferred balance of any purchase money obligation held by the Partnership or the Owner Partnership);


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

                          (iv)    on December 31, 2038;

                          (v) a conversion or reconstitution pursuant to Section 1.01(c);

                          (vi)    the entry of a decree of judicial
                 dissolution of the Partnership by a court of competent jurisdiction; or

                          (vii) the occurrence of any other event that would cause the dissolution of the Partnership or make it unlawful for the business of the Partnership to be continued under the Delaware Act.

                 (b)      Upon the occurrence of an event specified in
         Section 10.02(a)(ii), the Partnership shall not be terminated and its affairs wound up if a Majority in Interest of the Limited Partners (including the Assignor Limited Partner acting on behalf of the Unit Holders) (or such greater number as may be required by law) elect within ninety days after such occurrence to continue the Partnership and the Partnership business and shall designate one or more Persons to be a successor General Partner(s), effective as of the date of such event. In the event that a Majority in Interest of the Limited Partners (including the Assignor Limited Partner acting on behalf of the Unit Holders) so elect to continue the Partnership with a successor General Partner(s), the business of the Partnership shall be continued, in a reconstituted form as a successor limited partnership if necessary, in accordance with the terms of this Agreement, and the successor General Partner(s) shall succeed to all of the powers and privileges of the General Partner hereunder. The Partnership will pay to the terminated General Partner all amounts then accrued and owing thereto and may acquire the General Partner's interest by paying an amount equal to the present fair market value thereof determined by agreement or, if no agreement is reached, by arbitration in accordance with the then current rules of the American Arbitration Association with the expense of arbitration to be borne equally by the terminated General Partner and the Partnership. The method of payment will be: (i) for a voluntary payment, a non-interest bearing unsecured promissory note with principal payable, if at all, from distributions which the terminated General Partner would otherwise have received under the Partnership Agreement had the General Partner not been terminated, and (ii) for an involuntary termination, an interest bearing promissory note coming due in no less than 5 years with equal installments payable each year.

                 (c) Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the assets of the Partnership and the affairs of the Partners and Unit Holders, as such, shall continue to be governed by this Agreement. Upon dissolution, the General Partner or, if there be none, a liquidator appointed by a Majority in Interest of the Limited Partners (including the Assignor Limited Partner acting on behalf of the Unit Holders), shall liquidate the assets of the Partnership, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the execution and filing of a Certificate of Cancellation of the Partnership, as well as any and all other documents required by law to effectuate the dissolution and termination of the Partnership.

         10.03.   Distributions Upon Dissolution and Liquidation.

                 (a) After payment of all obligations, debts and liabilities of the Partnership owing to creditors (including Partners who are creditors to the extent otherwise permitted by law but excluding liabilities for distributions to Partners under Section 17-601 or 17-604 of the Delaware Act), and the expenses of dissolution or liquidation of the Partnership, the General Partner or liquidator shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Said reserves may be paid over by the General Partner or liquidator to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the General Partner or liquidator may deem advisable, such reserves shall be distributed to the Limited Partners, Unit Holders and the General Partner (or their respective assigns) in the manner set forth in subsection (b) below.

                 (b) After paying such obligations, debts and liabilities, the expenses of dissolution or liquidation and providing for such reserves, the General Partner or liquidator shall cause the remaining net assets of the Partnership to be distributed to and among the Partners in the manner set forth in
         Section 5.03. In the event that any part of such net assets consist of notes or accounts receivable or other non-cash assets, the General Partner or liquidator shall take whatever steps it deems appropriate to convert such assets into cash or into any other form which would facilitate the distribution thereof.


                                SECTION XI

                           Certain Definitions

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Acquisition Expenses" shall include but not be limited to legal fees and expenses, travel and communications expenses, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.

         "Acquisition Fees" means the total of all fees and commissions paid by any party in connection with the purchase or development of property by the Partnership, including any real estate commission, selection fee, development fee, nonrecurring management fee, or any fee of similar nature, however designated.

         "Additional Malls" means any all of the additional, as-yet unspecified enclosed regional shopping malls that the Owner Partnership may acquire.

         "Additional Property" means any improved real property in the immediate vicinity of any of the Malls which may be acquired by the Owner Partnership to be operated in connection with any of the Malls.

         "Affiliate" means, with reference to a Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owing or controlling ten percent or more of the outstanding voting securities or beneficial interests of such Person, (iii) any officer, director, partner, general trustee or anyone acting in a substantially similar capacity as to such Person; and (iv) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

         "Agreement" means this Amended and Restated Agreement of Limited Partnership, as amended, modified or supplemented from time to time.

         "Assembly Loan" means that first mortgage loan secured by Assembly Square in the principal amount of $28,000,000.

         "Assembly Square" means The Mall at Assembly Square, a regional shopping center located in Somerville, Massachusetts.

         "Assignor Limited Partner" means Shearson Regional Malls
Depositary Corp., a Delaware corporation, in its capacity as the Assignor Limited Partner of the Partnership under the terms of this Agreement.

         "Bankruptcy" means (i) the entry of a decree or order for relief by a court of competent jurisdiction in any involuntary case under any bankruptcy, insolvency, or other similar law now or hereafter in effect;
(ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for a Person or for any substantial part of a Person's assets or property; (iii) the ordering of the agent for a Person or for any substantial part of a Person's assets or property; (iv) the ordering of the winding up or liquidation of a Person's affairs; (v) the filing with respect to a Person of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 90 days or which is dismissed or suspended pursuant to section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law); (vi) the commencement by a Person of a voluntary case under any bankruptcy, insolvency or other similar law now or hereafter in effect; (vii) the consent by a Person to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent for a Person or for any substantial part of a Person's assets or property; or (viii) the making by a Person of any general assignment for the benefit of creditors.

         "Capital Contribution" means (i) as to any Partner, the capital contribution paid by such Partner to the Partnership in accordance with the terms of this Agreement and (ii) as to any Unit Holder, the capital contribution deemed to have been paid to the Partnership on behalf of such Unit Holder (or his predecessor in interest) by the Assignor Limited Partner in the amount of $1,000 per Unit.

         "Capital Transaction" means a financing, refinancing (other than the refinancing of any pre-existing mortgage with the proceeds of the First Mortgage Loans), insurance award (other than for substantially complete destruction of a Mall without restoration thereof), condemnation, easement sale, sale or partial sale of a Mall or similar transaction which, in accordance with generally accepted accounting principles, is attributable to capital, but which does not result in the dissolution and termination of the Owner Partnership or the Partnership.

         "Closing" means any closing as described in the Prospectus, as the Prospectus may be amended or supplemented from time to time.

         "Closing Date" means the date of any Closing.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission.

         "Cranberry" means the Cranberry Mall, a regional shopping center located in Westminster, Maryland.

         "Cranberry Loan" means the first mortgage loan secured by Cranberry in the principal amount of $27,250,000.

         "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act as amended to date and as it may be amended from time to time hereafter, and any successor of such Act.

         "Depositary Receipt" means a certificate issued by the Partnership evidencing ownership of one or more Units, such certificate to be in such form or forms as may be adopted by the General Partner.

         "First Mortgage Loans" means the Assembly Loan and the Cranberry Loan in the aggregate amount of $55,250,000.

         "Front-end Fees" shall mean fees and expenses paid by any party for any services rendered during the Partnership's and the Owner

Partnership's organizational or acquisition phase including Organization and Offering Expenses, Acquisition Fees, loan placement fees, Acquisition Expenses, and any other similar fees, however designated.

         "General Partner" means Shearson Regional Malls Inc., a Delaware corporation, or any other Person who becomes an additional or successor general partner to the Partnership in accordance with this Agreement.

         "Guidelines" means the guidelines for real estate and mortgage loan programs as adopted by the North American Securities Administrators Association as they exist on the date the Partnership's Registration Statement is declared effective by the SEC.

         "Interest" or "Limited Partnership Interest" means the
Partnership Interest of a Limited Partner in the Partnership, each such Interest or Limited Partnership Interest corresponding to an original Capital Contribution to the Partnership in the amount of $1,000.

         "Investment in Properties" shall mean the amount of the Limited Partners' Capital Contributions, including the amount of Gap Loans, actually paid or allocated to the purchase, development, construction or improvement of properties acquired by the Partnership and the Owner Partnership (including the purchase of properties, working capital reserves allocable thereto (except that working capital reserves in excess of 5% shall not be included), and other cash payments such as interest and taxes but excluding Front-end Fees).

         "Limited Partners" means the Assignor Limited Partner (with the respect to all Interests legal title to which is held by the Assignor Limited Partner for the benefit of Unit Holders) and all other Persons who are admitted as limited partners pursuant to the provisions of this Agreement and who are so identified in the books and records of the Partnership.

         "Majority in Interest" or "Majority in Interest of the Limited Partners" means, as to any matter upon which the Limited Partners may act hereunder, the affirmative vote or written consent of Limited Partners who are the record holders of more than 50% of the issued and outstanding Limited Partnership Interests (subject, however, to Section 1.05(c)) (the Assignor Limited Partner voting assigned Limited Partnership Interests only if and to the extent that written directions on the voting thereof are received from record holders of the associated Units).

         "Malls" means any of Assembly Square, Cranberry or the Additional Malls.

         "Management and Leasing Fee" means the fee paid for day-to-day professional property management services in connection with the Malls.

         "Maximum Closing" means a closing after which at least an aggregate of 70,250 Units are subscribed for.

         "Maximum Closing Date" means the date on which a Maximum Closing occurs.

         "Minimum Closing" means the closing in which the minimum number of Units (20,000 Units) are subscribed for.

         "Minimum Closing Date" means the date on which the Minimum Closing occurs.

         "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended.

         "Net Cash Flow" means, for any given period, the excess of (a) amounts distributed to the Partnership from the operations of the Owner Partnership (including distributions pursuant to section 5.06 of the Owner Partnership Agreement) plus income from any other sources, over
(2) all expenses of the Partnership (other than cash expenditures that are paid out of the proceeds of a Capital Transaction and other than expenses attributable to depreciation accelerated cost recovery system deductions, or other deductions that do not require cash expenditures), and (3) reserves established from time to time in such amounts and for such purposes as the General Partner shall determine.

         "Net Proceeds" means the net proceeds of a Capital Transaction or the sale or other disposition of the Malls and other assets of the Partnership or the Owner Partnership upon a dissolution and termination of the Partnership remaining after payment of (i) the debts and liabilities of the Partnership or the Owner Partnership to the extent required to be paid or satisfied in connection with such transaction including, without limitation, property management fees, outstanding loans and any accrued interest thereon, (ii) if appropriate, the application of such proceeds to their intended use (i.e., capital or leasehold improvements, restoration of the Malls, payment of an outstanding loan), (iii) the payment of any and all costs and expenses incurred in connection with the transaction including, if appropriate, the costs and expenses incurred in connection with the dissolution and liquidation of the Partnership or the Owner Partnership, and
(iv) reserves established from time to time in such amounts and for such purposes as the General Partner shall reasonably determine.

         "Organization and Offering Expenses" means those expenses incurred in connection with and in preparation of the depositary units of limited partnership interest for registration and subsequently offering and distributing them to the public, including sales commissions paid to broker-dealers in connection with the distribution of the depositary units and all advertising expenses.

         "Optional Loans" means the loans described in Section 6.02(a) of this Agreement.

         "Owner Partnership" means Shearson Shopco Malls, L.P., a
Delaware limited partnership, as it may from time to time be constituted.

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

         "Owner Partnership Agreement" means the limited partnership agreement between the Partnership, as general partner, and Shopco Limited Partnership, as limited partner.

         "Partner" or "Partners" means any or all General or Limited Partners of the Partnership.

         "Partnership" means Shopco Regional Malls, L.P., a Delaware limited partnership, as it may from time to time be constituted.

         "Partnership Interest" means, as to any Partner, all of the interest of that Partner in the Partnership under this Agreement and the Delaware Act, including, but not limited to, such Partner's right to a distributive share of income and losses of the Partnership and the right, if a General Partner, to participate in the management of the affairs of the Partnership.

         "Percentage Interest(s)" means, with respect to each Limited Partner (other than the Assignor Limited Partner) and Unit Holder, a percentage equal to a fraction the numerator of which shall be the number of Interests or Units owned by such Person, and the denominator of which shall be the aggregate number of Interests and Units owned by all the Limited Partners and Unit Holders.

         "Person" means a corporation, an association, a partnership, a joint venture, an estate, a trust, any other legal entity, or an individual.

         "Preferred Return" means, at any given time, with respect to each Unit Holder, the excess of (a) an amount equal to 12% per annum of the average daily Unrecovered Capital of the Unit Holder for the period commencing on the Closing Date for such Unit Holder and ending on the date of determination, over (b) the sum of all amounts theretofore distributed to such Unit Holder (or its predecessor in interest) pursuant to Sections 5.01, 5.02(a) (but only on account of the Preferred Return) and 5.03(a) (but only on account of the Preferred Return). Notwithstanding the foregoing, for purposes of computing the Preferred Return with respect to a Unit Holder, the Unrecovered Capital of the Unit Holder shall be reduced and/or increased consistent with the adjustments to Unrecovered Capital of the Partnership in the Owner Partnership Agreement, as particularly described in the definition of Preferred Return in the Owner Partnership Agreement but in making such adjustment, the increase described in (ii)(B) and (ii)(C) of the definition of Preferred Return in the Owner Partnership Agreement shall only be made if the General Partner is not obligated to fund such costs under Section
5.07 hereof.

         "Prospectus" means the prospectus filed with the Commission as part of the Registration Statement relating to the offering of the Units, dated the date the Registration Statement is declared effective by the Commission.



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         "Purchase Price" means the price paid upon the purchase of a particular property, including the amount of Acquisition Fees and all liens and mortgages on the property, but excluding points and prepaid interest.

         "Record Date" means the date established by the General Partner, in its sole discretion, for determining (i) the identity of Limited Partners entitled to notice of or to vote at any meeting of Limited Partners or entitled to exercise rights in respect of any other lawful action of Limited Partners, (ii) the identity of the Unit Holders entitled to notice of any meeting of Limited Partners, to give written instructions with respect to the voting of their Units in accordance with
Section 6.15 or to exercise rights in respect of any other lawful action of the Unit Holders or (iii) the identity of Partners and Unit Holders entitled to receive any report pursuant to Section VIII, distributions pursuant to Section V, or allocations pursuant to Section IV.

         "Record Holder" means, as applied to a Limited Partner, the Person shown as a Limited Partner on the records of the Partnership or the transfer agent as of the close of business on a particular day; as applied to a Unit Holder, the Person shown as the owner of such Unit on the records of the Partnership or transfer agent as of the close of business on a particular day.

         "Registration Statement" means the Registration Statement on Form S-11 (Registration No. 33-20614) filed by the Partnership with the SEC under the Securities Act of 1933 as it may be amended from time to time.

         "Regulations" means regulations, proposed regulations, and temporary regulations promulgated under the Code from time to time.

         "Securities Act" means the Securities Act of 1933, as amended, and the regulations of the Commission promulgated thereunder.

         "Service" means the Internal Revenue Service.

         "Shearson Shopco Interests" means the partnership interests in Shearson Shopco Malls, L.P. acquired by the Partnership.

         "Shopco" means Shopco Limited Partnership, the limited partner of the Owner Partnership.

         "Underwriter" means Shearson Lehman Hutton Inc. in its capacity as the underwriter of the offering of the Units.

         "Unit" means each of the 110,000 depositary units of limited partnership interest in the Partnership being offered pursuant to the Prospectus at a price of $1,000 per Unit.

         "Unit Holder" means, as of any moment in time, the Persons holding Units according to the books and records of the Partnership.


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         "Unrecovered Capital" means as at any moment in time, with respect to the Unit Holders as a group, an amount equal to gross offering proceeds less all amounts theretofore distributed to the Unit Holders pursuant to Sections 5.02(b), 5.03(a) (but only on account of Unrecovered Capital), and 5.07 and, with respect to each Unit Holder, an amount equal to $1,000 for each Unit owned by it, less all amounts theretofore distributed to such Unit Holder (or its predecessor in interest) pursuant to Sections 5.02(b), 5.03(a) (but only on account of Unrecovered Capital) and 5.07.

         "Working Capital Reserve" means the working capital reserve to be established and maintained by the General Partner or the Owner Partnership out of the Capital Contributions of the Unit Holders for operating expenses, capital improvements, contingencies, such additional funding requirements for the Malls as deemed necessary in the discretion of the General Partner, and other unanticipated costs relating to Partnership and Owner Partnership affairs and operations.

                               SECTION XII

                              Miscellaneous

         12.01.   Notices.

         Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the Person giving such notice, election or demand and shall be delivered personally, or sent by registered or certified mail, return receipt requested, to the person required to receive such notice. Notices directed to a Limited Partner or Unit Holder shall be delivered to its address set forth on the books and records of the Partnership and the Assignor Limited Partner, or at such other address as may be supplied by written notice given in conformity with the terms of this Section 12.01 to the General Partner at c/o Shearson Lehman Hutton Inc., American Express Tower, 12th Floor, World Financial Center, New York, New York 10285, Attention: President, and a copy of such notice shall be delivered in conformity with the terms of this Section 12.01 to Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022, Attention: Richard K. DeSherer, Esq. The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice.

         12.02.   Successors and Assigns.

         Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Partners, Unit Holders, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Partner or Unit Holder, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement. Unit Holders by their purchase of Units and their acceptance of confirmation of purchase, if any, shall be deemed to have consented to all the terms and conditions of this Agreement.

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

         12.03.   Power of Attorney.

                 (a) Each of the Limited Partners (including the Assignor Limited Partner) and Unit Holders irrevocably makes, constitutes and appoints, individually and jointly the General Partner and each officer thereof, with full power of substitution, its true and lawful attorney(s) in fact, for it and in its name, place and stead and for its use and benefit, to make, execute, sign, acknowledge, swear to, deliver, record and file:

                          (i)     this Agreement of and all amendments
                 hereto and restatements hereof as may be required by applicable law or pursuant to the terms of this Agreement or which the General Partner, in its sole discretion, deems advisable;

                          (ii)    all papers which may be deemed
                 necessary or desirable to effect the dissolution and termination of the Partnership (including but not limited to a Certificate of Cancellation of the Certificate);

                          (iii)   any and all amendments to the
                 Certificate, including those necessary to admit additional or substitute General Partners or Limited Partners or to reflect adjustments in Interests, provided such substitutions, additions or adjustments are in accordance with the terms of this Agreement;

                          (iv)    any business certificate, fictitious
                 name certificate, amendment thereto, or other instrument or document of any kind necessary to accomplish the business, purposes and objectives of the Partnership and/or the Owner Partnership, or required by applicable federal, state or local law; and

                          (v) any other document or instrument which the General Partner deems necessary or desirable to carry out the purposes of the Partnership and/or the Owner Partnership.

                 (b)      The foregoing grant of authority:

                          (i) is a Special Power of Attorney coupled with an interest, is irrevocable and shall survive the death or legal incapacity of the grantor;

                          (ii) may be exercised by the General Partner or any officer or director of the General Partner for each Limited Partner and Unit Holder or by listing all the Limited Partners or Unit Holders executing any instrument with a single signature of the General

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

                 Partner or any officer or director thereof acting as attorney(s)-in-fact for all of the Limited Partners or Unit Holders, as the case may be; and

                          (iii)   shall survive the delivery of any
                 assignment by the Limited Partner or Unit Holder of the whole or any portion of the Limited Partner's or Unit Holder's interest in the Partnership, except that where the assignee thereof has been admitted to the Partnership as a substituted Limited Partner, this Power of Attorney shall survive the delivery of such assignment for the sole purpose of enabling the General Partner or any officer or director of the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.

         12.04.   Amendments.

         In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement from time to time in either of the following manners:

                 (a) By the General Partner, without the consent or approval of any Limited Partner or Unit Holder, (i) to add to the duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein;
         (ii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with law or with any other provision herein or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with law or with the provisions of this Agreement; (iii) to delete or add any provision of this Agreement required to be so deleted or added by any federal agency or such similar agency, which addition or deletion is deemed by such agency to be for the benefit or protection of the Limited Partners or Unit Holders; and (iv) to make any amendment to this Agreement contemplated by Section 6.01(c)(xii); provided, however, that no amendment shall be adopted pursuant to this Section 12.04 unless the adoption thereof (1) is not materially adverse to the interests of the Limited Partners or Unit Holders; (2) is consistent with Sections 6.01 and 6.05 of this Agreement; (3) subject to the provisions of Section 4.05, does not affect the method of allocation of income and losses, and gains and losses provided in Section IV of this Agreement among the Unit Holders or between the Unit Holders and the General Partner; and (4) does not affect the limited liability of the Limited Partners or Unit Holders contemplated by Section
         6.06 of this Agreement or the status of the Partnership as a partnership for federal income tax purposes. The power of attorney granted pursuant to Section 12.03 of this Agreement may be used by the General Partner to execute on behalf of a Limited Partner or Unit Holder any document evidencing or effecting an


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

         amendment adopted in accordance with the terms of this Section
         12.04.

                 (b) Any other amendment to this Agreement shall be proposed in writing by the General Partner or by Limited Partners (including the Assignor Limited Partner on behalf of the Unit Holders) holding not less than 10% of the Interests then outstanding. Following any such proposal, the General Partner shall call a meeting in accordance with the provisions of Sections 6.13 through 6.15, which notice shall include a statement of the proposed amendment and a statement of the General Partner's recommendation as to whether the proposed amendment should be adopted. A proposed amendment under this
         Section 12.04(b) shall become effective when it has received due approval of a Majority in Interest of the Limited Partners (including the Assignor Limited Partner acting on behalf of the Unit Holders); provided, however, that any amendment pursuant to this Section 12.04(b) affecting Sections 2.02, III, IV, V (other than Section 5.04), VI (other than Sections 6.12, 6.13, 6.14 and 6.15, 10.03, 12.04(b) or 12.09 in any manner shall also require the approval of the General Partner; provided further, that any provision hereof which sets forth a requirement for voting which is greater than a majority shall require the same voting percentage as is set forth in such provision in order to approve any amendment thereof. No amendment to this Agreement which requires an amendment to the Certificate shall become effective until such amendment to the Certificate is duly filed in accordance with the Act.

         12.05.   No Waiver.

         The failure of any Partner or Unit Holder to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner's or Unit Holder's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

         12.06.   Entire Agreement.

         This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

         12.07.   Captions.

         Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.


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

         12.08.   Counterparts.

         This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Partners and Unit Holders notwithstanding that all the Partners or Unit Holders have not signed the same counterpart.

         12.09.   Foreign Limited Partners or Unit Holders.

         Notwithstanding any other provision of this Agreement to the contrary, the General Partner is authorized to take any action necessary to comply with any withholding requirements established under the Code, or any successor provision thereto, with regard to (a) the sale of United States real property interests, or (b) the distributions of cash or property to any Partner or Unit Holder which is a foreign person as defined in the Code and Regulations. Furthermore, the General Partner may elect (i) to withhold a portion of the distributions made to Unit Holders who are foreign persons and (ii) to apply the withholding provisions with respect to any Person who fails to certify in accordance with the applicable requirement. The General Partner is also authorized to take any action necessary to comply with any other withholding requirement with respect to any Unit Holder or Limited Partner as may be in effect.

         12.10.  Applicable Law.

         This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware.

         12.11.  Severability.

         If any provisions of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstance, other than those as to which it is so determined to be invalid, shall be enforced to the fullest extent permitted by law.

         In Witness Whereof, the parties hereto hereby execute this Amended and Restated Agreement of Limited Partnership as of the day and year first above written.


                              General Partner:
                              Shearson Regional Malls, Inc.


                              By:    _________________________________

                              Its:   _________________________________



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

                              Assignor Limited Partner:
                              Shearson Regional Malls Depositary Corp.


                              By:    _________________________________

                              Its:   _________________________________















































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                                SCHEDULE A


General Partner

Name:            Shearson Regional Malls, L.P.
Address:         c/o Shearson Lehman Hutton Inc.
                 American Express Tower, 12th Floor
                 World Financial Center
                 New York, NY  10285
                 Attention:  President

Capital Contribution:  $1,000.00


Assignor Limited Partner

Name:            Shearson Regional Malls Depository Corp.
Address:         c/o Shearson Lehman Hutton Inc.
                 American Express Tower, 12th Floor
                 World Financial Center
                 New York, NY  10285
                 Attention:  President

Capital Contribution:  $1,000.00


Limited Partners

                 The attached computer generated list represents the names and addresses of all limited partners of Shopco Regional Malls, L.P.